UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒    Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Enova International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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175 West Jackson Blvd.

Chicago, Illinois 60604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD May 12, 2020

The 2020 Annual Meeting of Stockholders (Annual Meeting) of Enova International, Inc. (we, us, our, Enova or the Company) will be held at 175 West Jackson Blvd., Chicago, Illinois 60604 on the 22nd floor, Policy Center, on Tuesday, May 12, 2020 at 9:30 a.m., Central Time, to vote on the following matters:

Proposal 1:	the election of eight members of our Board of Directors for a one-year term to expire at the 2021 Annual Meeting of Stockholders;
Proposal 2:	a non-binding advisory vote to approve the compensation paid to the Company’s named executive officers;
Proposal 3:	ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

and to transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

The accompanying proxy statement provides information about the matters you will be asked to consider and vote on at the Annual Meeting.

Our Board of Directors has fixed the close of business on March 19, 2020 as the record date for determining holders of record of our common stock, par value $0.00001 per share (Common Stock), entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish our proxy materials on the Internet. As a result, we are mailing a notice to our stockholders instead of a printed copy of the proxy statement and our 2019 annual report. The notice provides instructions on how to access these materials on the Internet and how to obtain printed copies.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, our Board of Directors asks that you vote as soon as possible. You may vote by proxy on the Internet, via toll-free telephone number or, if you received a proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Your vote is important and all stockholders are encouraged to attend the Annual Meeting and vote in person or by proxy.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors:

David Fisher

Chief Executive Officer

Chicago, Illinois

April 2, 2020

ENOVA INTERNATIONAL, INC.

2020 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

175 West Jackson Blvd.

Chicago, Illinois 60604

PROXY STATEMENT

FOR

2020 ANNUAL MEETING OF STOCKHOLDERS

General Information

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors (Board) for use at our 2020 Annual Meeting of Stockholders (Annual Meeting), to be held at 175 West Jackson Blvd., Chicago, Illinois 60604 on the 22nd floor, Policy Center, at 9:30 a.m., Central Time, on Tuesday, May 12, 2020, and at any reconvened meeting following any adjournment or postponement of the Annual Meeting. Our telephone number is (312) 568-4200, and our mailing address is 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. Our website address is www.enova.com. Information on our website is not a part of this proxy statement. When used in this proxy statement, the terms we, us, our, the Company or Enova refer to Enova International, Inc. and, unless the context requires otherwise, its subsidiaries.

We began mailing the Notice of Internet Availability of Proxy Materials (Notice) to the record holders of our Common Stock on or about April 2, 2020.

The Company’s annual report to stockholders (Annual Report) for the fiscal year ended December 31, 2019 (fiscal year 2019), which includes the Company’s 2019 audited consolidated financial statements, is a part of our proxy materials being made available to you.

Questions and Answers

Why did I receive these materials?

These materials are being provided to you in connection with our Board’s solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and to vote in person or by proxy on the proposals described in this proxy statement.

What is included in the proxy materials?

The proxy materials include:

•	the Notice of Annual Meeting of Stockholders;
•	this proxy statement (including a proxy card or voting instruction card, as applicable); and
•	our Annual Report.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (SEC), we are making our proxy materials available to stockholders electronically on the Internet. On or about April 2, 2020, we began mailing the Notice to stockholders as of the record date. Holders of our Common Stock will be able to access the proxy materials on the Internet at www.proxyvote.com or request printed copies of the proxy materials. Instructions on how to access the proxy materials on the Internet or request a printed copy are found in the Notice. We believe this electronic process will expedite your receipt of the proxy materials and reduce the cost and environmental impact of the Annual Meeting. We also encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., at (800) 884‑4225 or at www.computershare.com/contactus.

What am I voting on?

Our Board is soliciting your vote for:

Proposal 1: the election of eight members of our Board named in this proxy statement for a one-year term to expire at the 2021 Annual Meeting of Stockholders;

Proposal 2: a non-binding advisory vote to approve the compensation paid to the Company’s named executive officers as disclosed in this proxy statement; and

Proposal 3: ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 (fiscal year 2020).

What are the Board’s voting recommendations?

Our Board recommends you vote:

•	FOR the election of the eight directors for a one-year term to expire at the 2021 Annual Meeting of Stockholders (Proposal 1);
•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (Proposal 2); and
•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2020 (Proposal 3).

How can I get electronic access to the proxy materials?

The Notice provides you with instructions on how to view the proxy materials for the Annual Meeting on the Internet. The website on which you can view our proxy materials will also allow you to elect to receive future proxy materials electronically by email, which will save us the cost of printing and mailing materials to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you revoke it.

Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on March 19, 2020 (record date) will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

How many votes do I have?

On the record date, there were 31,502,374 shares of Common Stock (exclusive of treasury shares) outstanding. Each stockholder is entitled to one vote for each outstanding share of Common Stock held as of the record date.

We refer to the total number of votes represented by our outstanding Common Stock as our total voting power. As of the record date, our stockholders held 100% of the total voting power entitled to vote at the Annual Meeting.

What is the difference between holding Common Stock as a holder of record and as a beneficial owner?

•

Common Stock of Record. If your Common Stock is registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record of those shares of Common Stock, and we sent the Notice directly to you.

•

Beneficial Owner of Common Stock. If your Common Stock is held in an account at a broker, bank or other nominee, then you are the beneficial owner of the Common Stock, and the Notice was sent directly to you by your broker, bank or other nominee. The nominee holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your nominee on how to vote the Common Stock held in your account.

What is the quorum required for the Annual Meeting?

A majority of our total voting power outstanding on the record date must be present in person or represented by proxy at the Annual Meeting to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum.

If I am a stockholder of record, how do I vote?

There are four ways to vote:

•	In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
•	On the Internet. You may vote by proxy on the Internet by following the instructions in the Notice.
•	By telephone. You may vote by proxy on the telephone by following the instructions in the Notice or by calling the toll-free number on the proxy card.
•	By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed proxy card, your vote or proxy card must be received by 11:59 p.m., Eastern Time, on May 11, 2020 to be counted.

If I am a beneficial owner of Common Stock held in street name, how do I vote?

There are four ways to vote:

•

In person. If you are a beneficial owner of Common Stock held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your Common Stock. Please contact your broker, bank or other nominee for instructions on obtaining a proxy.

•	On the Internet. You may give your voting instructions to your nominee on the Internet by following the instructions on the voting instruction form.
•	By telephone. If you requested printed copies of the proxy materials by mail, you may give your voting instructions to your nominee by calling the toll-free number on the voting instruction form.
•	By mail. If you requested printed copies of the proxy materials by mail, you may vote by proxy by completing the voting instruction form and mailing it back in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed voting instruction form, your vote or voting instruction form must be received by 11:59 p.m., Eastern Time, on May 11, 2020 (the proxy voting deadline) to be counted.

What happens if I do not give specific voting instructions?

•

Stockholders of Record. If you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Common Stock in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders determine in their discretion on any other matters properly presented at the Annual Meeting.

•

Beneficial Owners of Common Stock. If you are a beneficial owner of Common Stock and do not provide the nominee that holds your Common Stock with specific voting instructions, the nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your Common Stock on a non-routine matter, it will not have authority to vote your Common Stock on that matter. This is generally referred to as a broker non-vote. When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining the existence of a quorum, but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the nominee that holds your Common Stock by carefully following the instructions provided in the Notice or voting instruction form.

Which proposals are considered routine or non-routine?

Proposal 1 (election of directors) and Proposal 2 (non-binding advisory vote to approve named executive officer compensation) are considered non-routine matters.

Proposal 3 (ratification of the appointment of PricewaterhouseCoopers LLP) is considered a routine matter.

What happens if other business is brought before the Annual Meeting?

Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this proxy statement. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies at the Annual Meeting will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the persons designated to vote the proxies at the Annual Meeting.

What vote is required to approve each proposal?

The following table describes the voting requirement for each proposal:

Proposal 1	Election of eight directors for a one-year term to expire at the 2021 Annual Meeting of Stockholders

Each director must be elected by an affirmative majority of the shares voted. This means the number of votes cast by stockholders FOR the director must exceed the number of votes cast as WITHHOLD for the director. Abstentions and broker non-votes will have no effect on the vote for this proposal.

Proposal 2	Advisory vote on named executive officer compensation

This proposal must be approved by the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on the matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted FOR the proposal for it to be approved. Abstentions will have the same effect as a vote AGAINST this proposal, and broker non-votes will have no effect on the vote for this proposal.

Proposal 3	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020

This proposal must be approved by the affirmative vote of the majority of the shares present in person or represented by proxy and entitled to vote on the matter. This means that of the shares represented at the meeting and entitled to vote, a majority of them must be voted FOR the proposal for it to be approved. Abstentions will have the same effect as a vote AGAINST this proposal, and broker non-votes will have no effect on the vote for this proposal.

What happens if a director does not receive a majority of the votes cast?

If a director does not receive a majority of the votes cast, he or she is required to promptly tender a resignation to the Board after the certification of the election results. The remaining directors on the Board will then determine, in accordance with procedures established by such directors, or a committee designated by such directors, whether to accept or reject the resignation or take any other action within 90 days from the date of the certification of the election results. If such director’s resignation is not accepted by the remaining directors on the Board, the director will continue to serve until the next annual meeting or until his or her successor is duly elected or his or her earlier resignation or removal. If a director’s resignation is accepted by the remaining directors on the Board, then the remaining directors, in their sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

What is the effect of the advisory vote?

As an advisory vote, Proposal 2 is not binding on our Board or the Management Development and Compensation Committee (Compensation Committee). However, we value your opinion on this important issue. Our Compensation Committee, which is responsible for designing and administering our executive compensation programs, appreciates support for its compensation philosophy and will consider the results of the advisory vote on Proposal 2 when making future executive compensation decisions.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the proxy voting deadline or by voting in person at the Annual Meeting if you have the right to vote in person. You may change your vote by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the applicable deadline will be counted), by signing and returning a new proxy card or voting instruction form, as applicable, with a later date, or by attending the Annual Meeting and voting in person if you have the right to vote in person. Mere attendance at the Annual Meeting will not automatically revoke your proxy unless you vote in person at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

How will my proxy be voted?

Common Stock represented by a properly executed proxy (in paper form, by internet or telephone) that is received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed by you on the proxy. David Fisher and Sean Rahilly (our General Counsel, Chief Compliance Officer & Secretary) have been designated by the Board as the directors to act as proxies at the Annual Meeting and to represent you and vote your Common Stock at the Annual Meeting as directed by you. All Common Stock represented by a properly executed proxy for on which no voting instructions have been provided will be voted:

(1)	FOR the election of the eight directors named in this proxy statement for a one-year term to expire at the 2021 Annual Meeting of Stockholders;
(2)	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and
(3)	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Is my vote confidential?

We will handle proxy instructions, ballots and voting tabulations that identify individual stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

•	as necessary to meet applicable legal requirements;
•	to allow for the tabulation and certification of votes; and
•	to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards. These may be forwarded to management or our Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results may be announced at the Annual Meeting and will be promptly announced after the Annual Meeting. The final voting results will be tallied by the Inspector of Election for the Annual Meeting and announced in a current report on Form 8-K filed with the SEC within four business days after the final voting results are known.

Who is paying the cost of this proxy solicitation?

We are paying the cost of soliciting proxies. We will pay brokerage firms and other persons representing beneficial owners of Common Stock their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Do I have dissenters’ rights of appraisal?

The Delaware General Corporation Law does not provide dissenters’ rights of appraisal to the stockholders in connection with any proposal described in this proxy statement.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, if you would like additional copies of this proxy statement, or if you need directions to or special assistance at the Annual Meeting, please contact our Secretary, Sean Rahilly, at (312) 568-4200 or by mail at 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. In addition, information regarding the Annual Meeting is available via the internet at the website www.proxyvote.com.

Stockholder Proposals and Communications with our Board

Business Proposals

Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), provides that we must receive stockholders’ proposals intended for presentation at the 2021 annual meeting of our stockholders (2021 Annual Meeting) and inclusion in the Company’s proxy statement for the 2021 Annual Meeting by December 3, 2020.

For other business proposals (other than director nominations) to be properly brought before a stockholder meeting by a stockholder, the stockholder must have given timely notice thereof in writing to our Secretary and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice relating to business proposed to be conducted at the 2021 Annual Meeting must be delivered to or mailed and received at the principal executive offices of the Company not less than seventy (70) days nor more than one hundred (100) days prior to the first anniversary of the 2020 Annual Meeting. In the event that the date of the 2021 Annual Meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than sixty (60) days after such anniversary date, then to be timely such notice must be received by the Company on or before the later of (i) seventy (70) days prior to the date of the meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of the meeting was made.

Director Nominations

Stockholders who wish to nominate qualified candidates for election to our Board may notify our Secretary in accordance with our Bylaws at Enova International, Inc., 175 West Jackson Blvd., Chicago, Illinois 60604. Each Stockholder nomination must provide the information required by the nomination notice provision of our Bylaws, including certain information relating to the candidate that is required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and information relating to the proposing stockholder.

To be timely, a stockholder’s notice relating to nominations to be made at the 2021 Annual Meeting must be delivered to or mailed and received at the principal executive offices of the Company not less than seventy (70) days nor more than one hundred (100) days prior to the first anniversary of the 2020 Annual Meeting. In the event that the date of the 2021 Annual Meeting is advanced more than thirty (30) days prior to such anniversary date or delayed more than sixty (60) days after such anniversary date then to be timely such notice must be received by the Company on or before the later of (i) seventy (70) days prior to the date of the meeting or (ii) the tenth (10th) day following the day on which public announcement of the date of the meeting was made.

Communication with the Board

We encourage any stockholder or any other interested party who desires to communicate with our Board about the holder’s views and concerns to do so by writing our Secretary at Enova International, Inc., 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. Our Secretary will ensure that the chair of the Nominating and Corporate Governance Committee receives your correspondence.

Householding of Proxy Materials

Some brokers, banks and other nominee record holders may participate in the practice of householding stockholder materials, such as proxy statements, information statements and annual reports. This means only one copy of the proxy materials may have been sent to multiple stockholders in your household. To obtain a separate copy of the proxy materials, contact our Secretary, Sean Rahilly, at (312) 568-4200 or by mail at 175 West Jackson Blvd., Suite 1000, Chicago, Illinois 60604. If you wish to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee record holder, or, if you are a record holder of our Common Stock, you may contact Broadridge Financial Solutions Inc. (Broadridge) either by calling toll-free at (800) 542‑1061, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and beneficial owners of more than ten percent of our Common Stock to file with the SEC reports of their initial ownership and changes in their ownership of our Common Stock and other equity securities. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports, we believe that for fiscal year 2019 all reports required to be made by our reporting persons were timely filed in accordance with the Exchange Act, except that Messrs. Chartier, Cunningham, Fisher, Rahilly and Zeeman each filed one late Form 4 reporting the withholding of shares to cover taxes upon the vesting of restricted stock units.

Security Ownership of Certain Beneficial Owners and Management

Securities Owned by Officers and Directors

The following table sets forth information about the beneficial ownership of our outstanding Common Stock as of March 19, 2020 by our directors, our named executive officers (NEOs) whose compensation is disclosed in “Executive Compensation” of this proxy statement and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and includes voting or investment power with respect to the securities. Shares of Common Stock that may be acquired by an individual within 60 days of March 19, 2020 are deemed to be beneficially owned by the individual and outstanding for the purpose of computing the percentage ownership of such individual, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. The ownership percentage for each individual named below is based on the number of shares of our Common Stock issued and outstanding on March 19, 2020, which was 31,502,374.

Name	Amount and Nature of Beneficial Ownership (1)		Percentage of Class (1)
David Fisher	1,155,413	(2)	3.7%
Steven Cunningham	128,645	(3)	*
Kirk Chartier	239,577	(4)	*
Sean Rahilly	154,343	(5)	*
Ellen Carnahan	42,553	(6)(7)	*
Daniel R. Feehan	311,749	(6)(8)	*
William M. Goodyear	53,788	(6)(9)	*
James A. Gray	130,288	(6)(10)	*
Gregg A. Kaplan	32,851	(6)	*
Mark P. McGowan	40,873	(6)(11)	*
Mark A. Tebbe	62,288	(6)(12)	*
All directors and executive officers as a group (11 Persons) (13)	2,352,368		7.5%

*	Indicates less than 1% ownership.
(1)

Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported and none of the shares reported are pledged as security or have been placed in a margin account by any executive officer or director.

(2)	Includes 948,022 shares subject to options exercisable within 60 days of March 19, 2020.
(3)	Includes 82,566 shares subject to options exercisable within 60 days of March 19, 2020.
(4)	Includes 204,516 shares subject to options exercisable within 60 days of March 19, 2020.
(5)	Includes 117,146 shares subject to options exercisable within 60 days of March 19, 2020.
(6)	Includes 5,668 unvested RSUs scheduled to vest within 60 days following March 19, 2020.
(7)	Includes 4,590 shares held in a revocable trust of which Ms. Carnahan is sole trustee.

(8)	Includes 51,814 shares held in an irrevocable trust of which Mr. Feehan’s wife is the sole trustee.
(9)	Includes 4,000 shares held in a revocable trust of which Mr. Goodyear is sole trustee.
(10)	Includes 68,000 shares held in an irrevocable trust and 20,000 shares held in a revocable trust, both of which Mr. Gray is the sole trustee.
(11)

Includes 21,593 shares held by SAF Capital Management LLC and certain affiliates (SAF Capital) as of March 19, 2020. Mr. McGowan, as the managing member of SAF Capital, may direct the vote and disposition of all shares held by SAF Capital and may be deemed the beneficial owner of such shares.

(12)	Includes 20,000 shares held in a revocable trust of which Mr. Tebbe is the sole trustee.
(13)

Includes all of our current directors and all executive officers employed by us as of March 19, 2020. This amount includes 1,352,250 shares that directors and executive officers have the right to acquire within 60 days following March 19, 2020.

Securities Owned by Principal Stockholders

The following table sets forth information regarding the number and percentage of shares of Common Stock held by all persons and entities known by us to beneficially own 5% or more of our outstanding Common Stock as of March 19, 2020, based on Schedule 13Ds and/or Schedule 13Gs filed with the SEC. Shares of Common Stock that may be acquired by an entity within 60 days of March 19, 2020 are deemed to be beneficially owned by the individual and outstanding for the purpose of computing the percentage ownership of such entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity. The ownership percentage for each entity named below is based on the number of shares of our Common Stock issued and outstanding on March 19, 2020, which was 31,502,374.

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Black Rock Inc.	5,622,173	(1)	17.8%
55 East 52nd Street New York, New York 10055
The Vanguard Group	3,172,760	(2)	10.1%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Renaissance Technologies LLC	2,573,694	(3)	8.2%
800 Third Avenue New York, New York 10022
Dimensional Fund Advisors LP	1,926,635	(4)	6.1%
Building One 6300 Bee Cave Road Austin, Texas, 78746

(1)	According to a Schedule 13G/A filed with the SEC on February 4, 2020, BlackRock, Inc. has sole voting power with respect to 5,467,643 shares and has the sole dispositive power over 5,622,173 shares.
(2)

According to a Schedule 13G/A filed with the SEC on February 12, 2020, The Vanguard Group has sole voting power with respect to 56,420 shares, shared voting power with respect to 2,245 shares, sole dispositive power with respect to 3,117,681 shares and shared dispositive power with respect to 55,079 shares.

(3)

According to a Schedule 13G/A filed with the SEC on February 13, 2020, Renaissance Technologies LLC has sole voting and sole dispositive power with respect to 2,573,694 shares. Renaissance Technologies Holdings Corporation as the majority owner of Renaissance Technologies LLC, is also deemed to have beneficial ownership over these shares.

(4)

According to a Schedule 13G/A filed with the SEC on February 12, 2020, Dimensional Fund Advisors LP has sole voting power with respect to 1,825,787 shares and has the sole right to dispose of 1,926,635 shares.

PROPOSAL 1 PROPOSAL TO ELECT DIRECTORS

Directors to be Elected by our Stockholders

At the Annual Meeting, our stockholders will elect eight directors to hold office until the 2021 Annual Meeting and until their successors are elected and qualified or until their earlier death, incapacity, resignation or removal. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this proxy statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the Common Stock represented by proxies will be voted for the election of a substitute nominated by the Board.

Name	Age	Background
Ellen Carnahan Director since May 19, 2015	64

Ms. Carnahan has over 20 years of experience as a venture capitalist. She is currently Principal of Machrie Enterprises, where she provides angel capital, expertise and extensive connections to growth businesses. She previously spent 18 years as co-manager and lead technology investor at William Blair Capital Partners (WBCP). Ms. Carnahan has been a director of 25 public and private companies, primarily in technology, and is currently working with three as of the past five years: Enova, Paylocity and The Jackson Funds. Prior to joining WBCP, she was Vice President of Marketing at SPSS (analytical software) and held management roles in financial services. Passionate about the community, she currently serves as Chair of The Metropolitan Planning Council and was a long-time board member and Chair of Communities In Schools of Chicago and The Chicago Network. She also served on numerous civic boards including the Illinois Venture Capital Association and the State of Illinois Growth and Innovation Fund. She graduated as salutatorian from the University of Notre Dame and received an MBA with honors from the University of Chicago. Ms. Carnahan is currently a non-practicing certified public accountant.

We believe Ms. Carnahan’s qualifications to sit on our Board include, among other things, her experience in the finance industry, including her experience in technology companies, her leadership experience, and her experience as a director of other publicly traded companies, which has given her a strong understanding of public company corporate governance and financial reporting and business controls.

Daniel R. Feehan Director since September 13, 2011	69

Mr. Feehan currently serves as the Chairman of the Board of FirstCash, Inc. Previously, Mr. Feehan served as a Director of Cash America International, Inc. and was Cash America’s Executive Chairman from November 1, 2015 until Cash America’s merger with First Cash Financial Services, Inc. (to create FirstCash, Inc.) on September 1, 2016. Prior to that, Mr. Feehan served as the Chief Executive Officer of Cash America from February 2000 to October 2015 and as President from February 2000 until May 2015. Mr. Feehan currently serves as a director at AZZ Inc., where he has served since 2000, and he previously served as a director of RadioShack Corporation from 2003 until 2015 and as Chairman of the Board of Directors from 2011 until 2015. In December 2019, the Governor of Texas appointed Mr. Feehan to the University of North Texas System Board of Regents. Mr. Feehan received a Bachelor of Business Administration degree in Accounting from Texas A&M University.

We believe Mr. Feehan’s qualifications to sit on our Board include, among other things, his leadership experience, specifically his experience as Chief Executive Officer of Cash America, his knowledge of the consumer finance industry and its regulatory environment, his experience and background in finance and accounting and his experience as a director of multiple publicly traded companies, which has given him a strong understanding of public company corporate governance.

David Fisher Director since February 11, 2013	50

Mr. Fisher has served as our Chief Executive Officer since January 29, 2013 when he joined Enova. Mr. Fisher has also served as a Director since February 11, 2013 and as Chairman of our Board since October 14, 2014. Prior to joining the Company, Mr. Fisher was Chief Executive Officer of optionsXpress Holdings, Inc. (optionsXpress) from October 2007 until The Charles Schwab Corporation acquired the business in September 2011. Following the acquisition, Mr. Fisher served as President of optionsXpress until March 2012. Mr. Fisher also served as the President of optionsXpress from March 2007 to October 2007 and as the Chief Financial Officer of optionsXpress from August 2004 to March 2007. Prior to joining optionsXpress, Mr. Fisher served as Chief Financial Officer of Potbelly Sandwich Works from February 2001 to July 2004, and before that in the roles of Chief Financial Officer and General Counsel for Prism Financial Corporation. In addition, Mr. Fisher has served on the Board of Directors of InnerWorkings, Inc., since November 2011 and the Board of Directors of GrubHub, Inc. since May 2012. Mr. Fisher received a Bachelor of Science degree in Finance from the University of Illinois and a law degree from Northwestern University School of Law.

We believe Mr. Fisher’s qualifications to sit on our Board include, among other things, his leadership experience, specifically his experience as Chief Executive Officer of the Company and of optionsXpress, his knowledge of the consumer finance industry and his experience in leading highly-regulated international companies gained through his tenure at the Company and at optionsXpress, his experience and background in finance, legal and compliance matters, and his experience as a director of multiple companies, which has given him a strong understanding of public company corporate governance.

William M. Goodyear Director since October 1, 2014	71

Mr. Goodyear currently serves as the Chair of our Audit Committee. He also serves as the lead independent director and Chair of the Audit Committee for Exterran Holdings, Inc., a natural gas compression products and services company, where he has served since April 2013. Mr. Goodyear is a trustee and member of the Executive Committee of the Board of Trustees for the Chicago Museum of Science and Industry and a member of the Board of Trustees of the University of Notre Dame and serves on the Rush University Medical Center Board, where he is currently Chairman of the Board and Chairman of the Executive Committee, as well as past Chairman of the Finance Committee.

Mr. Goodyear received a Master’s degree in Business Administration, with Honors, from the Amos Tuck School of Business at Dartmouth College, and a Bachelor’s degree in Business Administration, with Honors, from the University of Notre Dame.

We believe Mr. Goodyear’s qualifications to sit on our Board include, among other things, his experience in the finance industry, including his domestic and international experience and his regulatory knowledge of the industry, his executive leadership experience, and his experience as a director of other publicly traded companies, which has given him a strong understanding of public company corporate governance and financial reporting and business controls.

James A. Gray Director since October 1, 2014	54

Mr. Gray has served on the Enova Board for the past 5 years and is currently our Lead Independent Director and Chair of our Nominating and Corporate Governance Committee. Mr. Gray is also the Former Chief Executive Officer of G-Bar Limited Partnership, an independent proprietary options and futures trading firm. Mr. Gray held various positions with G-Bar Limited Partnership since 1987. Mr. Gray was a cofounder and served as the Chairman of the Board of optionsXpress from 2000 through 2012. Mr. Gray has served on the boards of Incapital LLC, Align Income Share Funding, Ascent Technologies, and Backstop Solutions Group as well as the boards of the Lurie Children’s Hospital of Chicago and the Chicago Museum of Science and Industry. Mr. Gray is also a member of the Chief Executive’s Organization, the Young Presidents Organization (where he is a past President), the

Chicagoland Entrepreneurial Center, the Executives Club, the Economic Club of Chicago (where he served as Director) and the Commercial Club. Mr. Gray holds a Bachelor of Science degree in Finance and Economics from the University of Iowa.

We believe Mr. Gray’s qualifications to sit on our Board include, among other things, his service as Chairman of the Board of optionsXpress, formerly a publicly traded company, his entrepreneurial and executive leadership experience in growing businesses, and his knowledge and experience in the technology industry.

Gregg A. Kaplan Director since October 1, 2014	50

Mr. Kaplan is currently an Operating Partner with Pritzker Private Capital, where he has served since April 2015. Mr. Kaplan served as President and Chief Operating Officer of Coinstar, Inc., from April 2009 through March 2013. Prior to that, Mr. Kaplan served as Chief Executive Officer of Redbox Automated Retail, LLC (Redbox) from December 2005 to March 2009. Mr. Kaplan served as senior director of strategy for McDonald’s Corporation from 2002 to 2005 and as director of strategy from 2001 to 2002, and he led the Redbox venture while it was part of McDonald’s Corporation. Mr. Kaplan was a partner in Divine interVentures, a venture capital group specializing in business-to-business exchanges and infrastructure software opportunities, from 1999 to 2001, and Mr. Kaplan also served as director of interactive marketing for Streamline.com, a web-based grocery delivery company, from 1996 to 1999. Mr. Kaplan received a Master’s degree in Business Administration from Harvard Business School and a Bachelor’s degree in Philosophy from the University of Michigan.

We believe Mr. Kaplan’s qualifications to sit on our Board include, among other things, his leadership experience as an executive officer of a publicly traded company, his experience expanding and running a high-growth company and his business acumen and strategic insight.

Mark P. McGowan Director since March 30, 2016	41

Mr. McGowan is Managing Member of SAF Capital Management LLC, an investment and consulting firm which he founded in November 2006. Prior to forming SAF Capital Management LLC, Mr. McGowan was the Co-founder and Managing Partner of MPG Capital Management, LLC, a financial markets research firm, which derived and licensed statistically validated algorithmic trading models and investment strategies for accredited and institutional investors. Mr. McGowan previously worked within the Consumer and Market Knowledge function of Procter & Gamble, where he was instrumental in shaping marketing strategies for multiple brands, as well as leading Market Mix Modeling and the development of macroeconomic forecasting capabilities within Procter & Gamble’s Homecare division. Mr. McGowan served as Chairman of the Board of Directors of CombiMatrix Corporation, a clinical diagnostic laboratory specializing in cytogenomic and cytogenetic testing for the oncological and pediatric markets, from 2010 to March 2013 and on the Board of Directors of Premier Exhibitions, Inc., a provider of museum-quality educational and entertainment exhibitions, from September 2011 to October 2012. Mr. McGowan received his Bachelor of Science in Microbiology, with a focus in Genomics and Molecular Genetics, from Michigan State University.

We believe Mr. McGowan’s qualifications to sit on our Board include, among other things, his financial and investment industry experience, his understanding of our business and our industry, his service on boards of other public companies, which has given him a strong understanding of public company corporate governance and financial reporting and business controls, his knowledge of securitization transactions and his strategic insight. In addition, Mr. McGowan provides a valuable stockholder perspective to the Board.

Mark A. Tebbe Director since October 1, 2014	58

Mr. Tebbe currently serves as an Adjunct Professor of Entrepreneurship at University of Chicago’s Booth School of Business where he has served since 2011. Mr. Tebbe also currently serves as an operating executive for Lake Capital, a private equity firm, where he has served since 2008. Prior to his association with Lake Capital, Mr. Tebbe was the founder and chairman of Techra Networks, a consulting firm that assists companies in better leveraging technology to enhance their business results, where he worked from 2002 to 2008. Mr. Tebbe founded Answers Corporation, a NASDAQ-listed company that owns and operates advertising-supported public websites, in 2005 and served as a director from 1998 until the company was sold to a portfolio company of Summit Partners in 2011. From 1984 to 2002, Mr. Tebbe served as Chairman of Lante Corporation, a technology consulting firm he founded. Mr. Tebbe graduated with a Bachelor of Science degree in Computer Science from the University of Illinois at Urbana/Champaign. Mr. Tebbe has been a consultant to executive management of many leading companies including American Express, Dell and Microsoft as well as non-profit organizations such as National Park Service, United Nations and World Economic Forum.

We believe Mr. Tebbe’s qualifications to sit on our Board include, among other things, his leadership experience as an executive officer of two publicly traded companies, his service as a director on other public company boards, which has given him a strong understanding of public company corporate governance and financial reporting and business controls, his extensive entrepreneurial background and his many years of senior management experience in the technology industry.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR ALL DIRECTOR NOMINEES

Structure and Functioning of the Board

Corporate Governance Philosophy

Our corporate governance philosophy is expressed in our Corporate Governance Guidelines; the charters of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee; our Code of Business Conduct, which applies to all of our employees, officers and directors, including our chief executive officer (CEO), chief financial officer and those officers responsible for financial reporting; and our Related Party Transaction Policy, among others. Our committee charters, Corporate Governance Guidelines, Code of Business Conduct, Insider Trading Policy, Regulation FD Policy and Stock Ownership Guidelines are available on the Corporate Governance page of our website at ir.enova.com.

We are committed to maintaining effective corporate governance guidelines designed to ensure that the Board is actively engaged in the proper performance of its oversight function.

Corporate Governance Structure and Function

Our articles of incorporation provide that the number of directors who constitute the entire Board will be fixed by resolution adopted from time to time by the affirmative vote of the majority of the Board. Our Board consists of eight persons. It is the policy of the Company that the number of directors will not exceed a number that can function efficiently as a body. Our directors are elected annually at each Annual Meeting by our stockholders voting together as a single class.

Our Board, assisted by its committees, oversees the Company’s business and affairs and assures that the long-term interests of our stockholders are being served.

Directors are encouraged to have direct dialogue with our management and internal audit manager and internal audit team and may request attendance by management, the internal audit manager and internal audit team, and our external auditors at Board and committee meetings.

We provide directors with materials such as our corporate governance documents, compensation plans, Company policies, Board and committee minutes, continuing education materials, and reports and presentations prepared by management, internal and external auditors and other advisors in advance of each meeting. Directors are encouraged to review these materials prior to the meeting.

The Company facilitates the continuing education of directors to assist them in maintaining currency with the Company’s business and operations.

Primary Responsibilities of the Board

As described in our Corporate Governance Guidelines, our Board’s primary functions are:

•	overseeing the formation of and reviewing major strategies, plans and actions;
•	reviewing and evaluating our performance against broad financial and strategic objectives;
•	providing direction, advice and counsel to senior management;
•	selecting, compensating and evaluating our CEO and other executive officers;
•	reviewing succession planning for our CEO and other executive officers;
•	selecting appropriate candidates for election as directors;
•	reviewing our systems and practices designed to bring about compliance with applicable laws and regulations, including our accounting and financial reporting obligations; and
•	reviewing the major risks we face and helping us to develop and oversee strategies to address those risks.

Director Independence

Our common stock is listed on the New York Stock Exchange (NYSE). Under the rules of the NYSE, independent directors must comprise a majority of our Board. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees must be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, the person does not have a relationship that would interfere with the exercise of such person’s independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and compensation committee members must satisfy the independence criteria set forth in Rule 10C-1(b)(1) of the Exchange Act. Each of these rules provide that, in order to be considered independent, a director may not, other than in his or her capacity as a member of the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board has determined that none of Ms. Carnahan, Mr. Feehan, Mr. Goodyear, Mr. Gray, Mr. Kaplan, Mr. McGowan and Mr. Tebbe, representing seven (7) of our eight (8) directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of the NYSE. Our Board also determined that each of Ms. Carnahan (chair), Mr. Goodyear, Mr. Gray and Mr. McGowan, who comprise our audit committee, Mr. Feehan (chair), Mr. Kaplan and Mr. Tebbe, who comprise our Compensation Committee, and Mr. Gray (chair), Ms. Carnahan, Mr. Goodyear, Mr. Kaplan, Mr. McGowan and Mr. Tebbe, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by the rules of the NYSE and applicable SEC rules. In making these determinations, our Board considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Diversity

Our stockholders are better served when there is diversity of education, skill, age, experience, background, expertise and outlook on our Board. Our directors bring diverse backgrounds and experience to the Board that inform the Board’s oversight function. Our Corporate Governance Guidelines express the belief that diversity, including differences in background qualifications and personal characteristics, is important to our Board’s oversight function.

Director Meeting Attendance

Our Board held five (5) meetings during 2019. Directors are expected to prepare for and make every effort to attend and participate in meetings of the Board and committees on which they serve. During 2019, each director attended at least 80% of (i) the total number of Board meetings held in 2019 and (ii) the total number of meetings held by each committee of the Board on which such director served.

Our Corporate Governance Guidelines provide that directors are expected to attend annual stockholder meetings in person or by telephone or other electronic means. All directors attended the prior year’s annual meeting.

Executive Sessions of Independent Directors

Executive sessions or meetings of independent directors are held at least in conjunction with each regularly scheduled Board meeting to discuss such matters as the independent directors deem worthy of discussion. In addition to such executive sessions, the Board may also hold regular executive sessions of outside directors without management present. The presiding outside director serves as the presiding director at such meetings and performs such other functions as the Board may direct, including serving in a liaison capacity between the Board as a whole and the senior management of the Company. If there is no presiding outside director then designated or if the presiding outside director is not available, the Board will select another outside director to serve as the presiding outside director until such time as the presiding outside director becomes available or is elected, as the case may be. Additional executive sessions or meetings of outside directors may be held from time to time as required. Executive sessions or meetings are held from time to time with our chief executive officer for a general discussion of relevant subjects.

Board and Committee Self-Assessment

To promote continuous improvement in our corporate governance processes, our Board and committees conduct an annual performance self-evaluation. The results are collected and analyzed and used to identify and implement improvements in our governance processes.

Board Committees

Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee

Ellen Carnahan*	Daniel R. Feehan*	James A. Gray*
William M. Goodyear	Gregg A. Kaplan	Ellen Carnahan
James A. Gray	Mark A. Tebbe	William M. Goodyear
Mark P. McGowan		Gregg A. Kaplan
Mark P. McGowan
Mark A. Tebbe

*	Committee Chair

The chair of each committee serves as lead director for committee matters and spokesperson for the committee, and provides recommendations and guidance to our Board, Board Chairman and management.

Each committee may retain its own legal and other advisors and conduct independent inquiries and investigations at our expense into matters under its oversight. Each committee has the sole right to appoint and direct its own advisors, each of whom is accountable and reports directly to the committee.

Audit Committee

Our Audit Committee met five (5) times during 2019.

The Audit Committee was established in accordance with Exchange Act Section 3(a)(58)(A). Our Board has affirmatively determined that all members of the Audit Committee are independent directors under the applicable rules of NYSE and the SEC. Our Board has additionally determined that Mr. Goodyear, Ms. Carnahan, Mr. Gray and Mr. McGowan are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K, and meet the financial sophistication requirement in NYSE Rule 303A.07. The Audit Committee’s functions are described in its charter, which is available on the Committee Charters page of our website at www.enova.com.

As described in its charter, the Audit Committee’s responsibilities include: reviewing and overseeing financial reporting and financial statements; reviewing, overseeing and maintaining independent auditor relationships; overseeing and maintaining internal audit and compliance procedures and requirements; and setting policies for the Company’s administrative policies and procedures.

Our independent auditor is accountable and reports directly to the Audit Committee. The Audit Committee reviews our independent auditor’s independence and the overall scope and focus of the annual audit. The Audit Committee discusses with our independent auditor any relationships or services that may affect its objectivity or independence. If the Audit Committee is not satisfied with the independent auditor’s assurances of independence, it will take, or recommend that the Board take, appropriate action to ensure its independence.

Compensation Committee

Our Compensation Committee met five (5) times during 2019.

Our Board has affirmatively determined that all members of the Compensation Committee are independent directors under the applicable rules of NYSE and the SEC. The Compensation Committee members also qualify as non-employee directors under Exchange Act Rule 16b-3. Our Compensation Committee’s functions are described in its charter, which is available on the Committee Charter page of our website at www.enova.com.

As described in its charter, the Compensation Committee’s responsibilities include: overseeing the Company’s overall compensation structure and practices, including providing guidance to management on significant issues affecting compensation philosophy or policy; reviewing and approving corporate goals and objectives relevant to the compensation of the CEO and the Company’s other executive officers; setting the Company’s general policy regarding executive compensation; granting stock options, restricted stock and other discretionary awards under the Company’s stock option and other equity incentive plans; reviewing and making recommendations to the Board with respect to matters concerning the Company’s stock and cash-based incentive compensation plans; reviewing and discussing with management the Compensation Discussion and Analysis required to be included in the Company’s proxy statement for each annual meeting of stockholders or Form 10-K; overseeing and considering the results of the Company’s submissions to stockholders on matters relating to executive compensation including advisory votes on executive compensation and frequency of such votes; and reviewing with the CEO the functions of the CEO and other executive officers of the Company and the succession plans relating to these officers.

The Compensation Committee has primary responsibility for determining our compensation programs for executive officers and directors. In evaluating the level of executive officer and director compensation, the Compensation Committee takes into consideration advice from its independent consultant and recommendations from senior management. The Compensation Committee has sole authority to engage and compensate a compensation consultant and determine its independence from management. The compensation consultant is accountable and reports directly to the Compensation Committee.

Compensation Committee Interaction with Compensation Consultants

Since 2014, the Compensation Committee has engaged Towers Watson & Co., n/k/a Willis Towers Watson plc (Willis Towers Watson), an executive compensation consulting firm, to assist with its review of the compensation programs for our executive officers and the compensation disclosures in this proxy statement. The Compensation Committee intends to continue engaging Willis Towers Watson in an advisory capacity with respect to executive compensation, including reviewing the compensation disclosures in this proxy statement. Although the Compensation Committee retains Willis Towers Watson, Willis Towers Watson interacts directly with our executive officers when necessary and appropriate. Willis Towers Watson’s advisory services include providing industry and peer group compensation data, presenting compensation plan designs to the Compensation Committee for consideration, conducting an annual risk assessment of our executive compensation programs and attending Compensation Committee meetings. The Compensation Committee considered and assessed all factors specified under NYSE Listing Rules with respect to advisor independence and determined that Willis Towers Watson is an independent executive compensation firm. This evaluation considered the fact that Willis Towers Watson also provides certain Corporate Risk and Broking services to the Company. In 2019, the Company paid Willis Towers Watson $195,000 for these services.

Nominating and Corporate Governance Committee

Our Nominating and Governance Committee met two (2) times during 2019.

Our Board has affirmatively determined that all members of the Nominating and Governance Committee are independent directors under the applicable rule of NYSE. The Nominating and Corporate Governance Committee’s functions are described in its charter, which is available on the Committee Charters page of our website at www.enova.com.

As described in its charter, the Nominating and Governance Committee’s responsibilities include: identifying, assessing and recommending Board candidates; developing the criteria for selecting Board candidates; recommending for approval to the Board director candidates; assisting the Board in assessing director independence; reviewing the structure and charters of Board committees and recommending to the Board, if desirable, changes in their number, responsibilities and membership; reviewing and approving related person transactions; providing oversight of our Related Person Transaction Policy and our Insider Trading Policy; administering, reviewing and reassessing the adequacy of our Corporate Governance Guidelines and recommending any proposed changes to the Board; recommending other changes in corporate governance to the Board for approval from time to time; and overseeing annual evaluations of the Board and its committees.

Our Nominating and Corporate Governance Committee has the authority to consult with, retain and terminate, special legal counsel, search firms used to identify director candidates, or other consultants or advisors to advise the Nominating and Corporate Governance Committee as circumstances may dictate. The Nominating and Corporate Governance Committee also has the authority to approve the terms of engagement of, fees payable to, and any agreements with such outside advisors.

All of the eight Board nominees identified in this proxy statement are current directors. The Nominating and Corporate Governance Committee reviewed the qualifications of each nominee and recommended each nominee for election to the Board.

The Nominating and Corporate Governance Committee will accept director nominations from stockholders made in accordance with our Bylaws. The Nominating and Corporate Governance Committee Charter guides our Nominating and Corporate Governance Committee in considering candidates for director, including nominees submitted by stockholders. Candidates for Board membership are to be selected based on their character, judgement, business experience and acumen. Financial expertise, independence and familiarity with national and international issues affecting business are also considered. In assessing potential new directors, the Nominating and Corporate Governance Committee also considers diversity of personal and professional background, perspective, experience, age, gender and ethnicity.

Our Nominating and Corporate Governance Committee reviews annually the overall skills, characteristics and experience of our Board.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board (Chairman) and CEO may be separated or combined, as the Board determines from time to time. Our Board has appointed Mr. Fisher as our CEO and Chairman. In addition, our Board has appointed Mr. Gray to serve as our Lead Independent Director.

The Lead Independent Director’s responsibilities include:

•	presiding over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
•	communicating to the Chairman feedback from executive sessions as appropriate;
•	serving as liaison between senior management and the Board;
•	reviewing Board and committee agendas and schedules to confirm that appropriate topics are reviewed and sufficient time is allocated to each;
•	calling meetings of the independent directors, if desired;
•	supervising the Board’s determination of the independence of its directors; and
•	such other responsibilities as the independent directors may designate from time to time.

Our Board believes that the current leadership structure best serves our stockholders and that combining the role of Chairman and CEO enables a single voice to set the tone and have primary responsibility for the management of our company. Our CEO is the person most familiar with our business and is in the best position to effectively identify strategic priorities and opportunities, leading the Board in the discussion of the execution of our strategy and facilitating the flow of information between the Board and management.

Our Board believes that the designation of a Lead Independent Director with substantive responsibilities, a board comprised of a majority of members who are independent directors and our strong corporate governance policies and procedures achieves the appropriate balance for the combined role of Chairman and CEO.

The Board will regularly review its leadership structure and take into account the responsibilities of the leadership positions and the directors qualified to hold such positions. In conducting this review, the Board will consider, among other things: (i) the policies and practices in place that provide independent board oversight; (ii) our performance and the effect a particular leadership structure may have on that performance; (iii) the structure that serves the best interests of our stockholders and (iv) any relevant legislative or regulatory developments.

The Board’s Role in Risk Management

Our full Board oversees our risk management process. Our Board oversees a company-wide approach to risk management, carried out by our management. Our full Board determines the appropriate level of risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks.

While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risks in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial and regulatory compliance risks. Our Nominating and Corporate Governance committee is responsible for overseeing the management of risks associated with maintaining the independence of our Board. Pursuant to our Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

Legal Proceedings

To the best of our knowledge, there are no material proceedings adverse to us or any of our subsidiaries in which any of our directors, director nominees or executive officers or their affiliates or associates, or any owner of record or beneficially of more than 5% of any class of our Common Stock or their affiliates or associates, is a party adverse to us or in which any such person has an interest that is materially adverse to us or any of our subsidiaries.

Compensation Committee Interlocks and Insider Participation

During 2019, the Compensation Committee consisted of Daniel R. Feehan (Chair), Gregg A. Kaplan and Mark A. Tebbe. Currently and at all times during 2019, none of our executive officers served on the compensation committee or as a director of another entity where an executive officer of that entity also served on our Compensation Committee or the Board.

Director Compensation

We provide competitive compensation to our non-employee directors that is designed to attract and retain high-quality directors, provide them with compensation at a level that is consistent with our compensation objectives, and encourage their ownership of our stock to further align their interests with those of our stockholders. Our directors who are also employees receive no additional compensation or stock awards for service on our Board, although we may reimburse them for travel and other expenses. We pay an annual retainer fee of $65,000 to each non-employee director. We pay an annual retainer fee of $25,000 to the non-employee director chairs of each of the Audit Committee and Compensation Committee and to the independent director serving as the Lead Independent Director, and we also pay an annual retainer fee of $10,000 to the non-employee director chair of the Nominating and Corporate Governance Committee. These retainers are paid in cash in quarterly installments.

Our non-employee directors are each eligible to receive an annual grant of restricted stock units (RSU). An annual RSU grant valued at $140,000 was made to each of our non-employee directors on May 7, 2019, which will fully vest twelve months from the grant date. The number of RSUs granted was determined based on the closing price of our common stock on the first trading date of our common stock prior to the grant date. Our non-employee directors are eligible to receive annual RSU grants on or shortly following the date of each annual meeting of stockholders. The number of RSUs to be granted is determined based on the average of the closing price of our common stock for the last 45 trading days preceding the grant date.

The table below sets forth the director compensation paid or earned in fiscal year 2019. Mr. Fisher, who also served as our CEO, received no compensation for serving as a director and is not included in the table below.

Name	Fees Earned or Paid in cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Ellen Carnahan	83,750	151,562	—	235,312
Daniel R. Feehan	90,000	151,562	5,878	247,440
William M. Goodyear	71,250	151,562	—	222,812
James A. Gray	100,000	151,562	—	251,562
Gregg A. Kaplan	65,000	151,562	—	216,562
Mark P. McGowan	65,000	151,562	—	216,562
Mark A. Tebbe	65,000	151,562	—	216,562

(1)

Each non-employee director was granted 5,668 RSUs under the Company’s 2014 Long-Term Incentive Plan, valued at $24.70 per share, the average of the closing price of our Common Stock for the last 45 trading days preceding the grant date. In accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation – Stock Compensation (ASC 718), the amounts in this column were calculated by multiplying the number of RSUs granted by the closing stock price of Enova’s common stock on the last trading day preceding the grant date, which was $26.74.These awards will vest twelve months from the date of grant. In addition, all unvested RSUs granted will automatically vest if a change-in-control occurs prior to the termination of the director’s service on our Board. Each vested RSU entitles the director to receive one share of our common stock shortly after vesting
(2)	The amounts shown represent reimbursements for travel and entertainment expenses.

Compensation Discussion and Analysis

Executive Summary

The goal of our executive compensation program is to attract, motivate and retain high-quality executives who will provide leadership for our success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our stockholders’ long-term interests. We believe in pay for performance, as further detailed throughout our “Compensation Discussion and Analysis.” We believe that our NEOs’ compensation illustrates our pay-for-performance culture as a significant portion of the compensation paid to our NEOs is comprised of short- and long-term incentive compensation that is based on our performance or the performance of our common stock. The connection between pay and performance is the cornerstone of our executive compensation philosophy and strategy and serves to validate the design of our executive compensation program, which consists of the following primary elements:

●	Market competitive base salaries;
●

Short-term incentive opportunities driven primarily by quantitative measures, including our adjusted revenue, adjusted EBITDA and adjusted EPS performance (each as defined below), and supplemented with qualitative measures such as maintaining effective compliance and training programs, maintaining high customer satisfaction levels and driving employee engagement; and

●	Long-term incentive opportunities consisting of time-based RSUs and stock options.

We believe our 2019 executive compensation program strongly linked company performance and executive pay and aligned the interests of our NEOs with the interests of our stockholders. The Compensation Committee will continue to monitor market practices and engage with our stockholders and other stakeholders to ensure that our executive compensation program remains competitively positioned and appropriately structured to align pay and performance.

Named Executive Officers

The following individuals were our NEOs for fiscal year 2019.

Name	Position
David Fisher	Chief Executive Officer (Principal Executive Officer)
Steven Cunningham	Chief Financial Officer (Principal Financial and Accounting Officer)
Kirk Chartier	Chief Marketing Officer
Sean Rahilly	General Counsel, Chief Compliance Officer & Secretary
Greg Zeeman (1)	Former Chief Operating Officer

(1)	Mr. Zeeman resigned from Enova on April 26, 2019.

Our Compensation Philosophy and Objectives

Our Compensation Committee determines the design of our executive compensation program and has implemented the executive compensation policies and practices described below.

General

We believe compensation provided to our executives should be performance-based, competitive in the markets and industries in which we compete for talent, closely linked to our stockholders’ interests and reflect each executive’s contribution in enhancing our stockholders’ investment in us.

Primary Objectives

The primary objectives of our executive compensation program are to:

●	support Enova’s core values;
●	attract, motivate and retain the best executive talent;
●	encourage and reward high performance and results, while aligning executive short- and long-term interests with those of our stockholders;
●	reinforce our strategy to grow our business as we continue to innovate, execute and diversify; and
●	align an appropriate level of risk to be taken by our executives to achieve sustained long-term growth while discouraging excessive risk taking to achieve short-term results.

Compensation Committee’s Role in Establishing Executive Compensation

Our Compensation Committee approves, or recommends to the independent members of our Board for approval, all compensation decisions relating to our NEOs and other executive officers, including grants of short- and long-term incentive awards, which may include cash- and equity-based awards. Key responsibilities of our Compensation Committee are to:

●	ensure our executives are fairly compensated based upon results and contributions to our growth and profitability;
●	ensure our executives are incentivized to achieve exceptional performance and rewarded for outstanding results;
●	make executive compensation decisions that support our compensation philosophy and our strategic and risk objectives, as well as stockholder interests;
●	provide oversight of our executives’ compliance with our stock ownership guidelines; and
●	assess the risks associated with our executive compensation programs.

Management’s Role in Establishing Compensation

Our Chief Executive Officer is the primary management contact with our Compensation Committee. Our Chief Executive Officer recommends to the Compensation Committee changes in compensation for our NEOs, based on an assessment of each individual’s responsibilities and contributions to our results and the individual’s potential for future contributions to our success. None of the other executive officers are involved in the Chief Executive Officer’s compensation recommendations, and neither the Chief Executive Officer nor any other executive officers are involved in the determination of the Chief Executive Officer’s compensation.

Competitive Reference Points

Our Compensation Committee selects competitive market reference points with which we compare our executive compensation policies and practices from time to time. The Compensation Committee may retain compensation consultants to gather and present such information.

In making compensation decisions, the Compensation Committee has historically reviewed the compensation policies and practices of a peer group of publicly-traded companies participating in a sufficiently broad range of industries to capture the uniqueness of our business, customers, industry, technology and regulatory environment.

Our Compensation Committee selected the peer group companies that are of a similar size to Enova and operate in high-technology, internet retail, online-focused consumer finance or otherwise operate in highly regulated industries.

We believe it is important to maintain peer group stability from year-to-year, but equally important to make changes when they would improve market comparability and better align with our peer group selection criteria. Our Compensation Committee, with the support of Willis Towers Watson, undertook a review of our 2019 compensation peer group in September 2019 and determined that no changes to the peer group should be made for 2020 compensation decisions, with the exception of the removal of Investment Technology Group due to acquisition.

Our Compensation Committee engaged Willis Towers Watson to review and update the peer group to be used by the Compensation Committee in determining compensation to be paid to our NEOs for fiscal year 2019 and to provide compensation information for these companies. The following publicly traded companies were selected as our peer group for fiscal year 2019 compensation decisions:

• CoreLogic, Inc.	• LendingClub Corporation
• CURO Group Holdings Corp.	• Morningstar, Inc.
• Elevate Credit, Inc.	• Nelnet, Inc.
• Envestnet, Inc.	• On Deck Capital, Inc.
• Fair Isaac Corporation.	• OneMain Holdings, Inc.
• Green Dot Corporation	• Regional Management Corp.
• Groupon, Inc.	• SS&C Technologies Holdings, Inc.
• Grubhub, Inc.	• SS&C Technologies Holdings, Inc.
• Investment Technology Group	• World Acceptance Corp.

Our Compensation Committee considers the peer group compensation information provided by our compensation consultant as a reference point when making compensation decisions and to assess the market competitiveness of our compensation programs for our NEOs with respect to the following elements of compensation:

Base Salaries. Subject to the discretion of the Compensation Committee, our base salaries generally range between the 50th and 75th percentile of our competitive group, aligning closer to the 75th percentile for sustained superior performance;

Short-term Incentive Compensation. Subject to the discretion of the Compensation Committee, short-term incentive compensation targets generally range between the 50th and 75th percentile of our competitive group, with awards aligning closer to the 75th percentile for sustained superior performance; and

Long-term Incentive Compensation. Subject to the discretion of the Compensation Committee, long-term incentive compensation targets generally range between the 50th and 75th percentile of our competitive group, with awards aligning closer to the 75th percentile for sustained superior performance.

Principal Elements of Our Executive Compensation Program

Our executive compensation is comprised of the following elements:

●	Base salary.
●	A performance-based annual incentive award, intended to increase stockholder value and our success by motivating executives to perform at their best and meet and exceed specified objectives.
●	The goal of the annual incentive award is to provide executives with motivating incentives based on the achievement of goals relating to Enova or Enova’s individual business units.
●	Clear and objective financial and non-financial performance goals as well as strategic qualitative initiatives are established to provide an opportunity for increased rewards for exceptional results.

●

Long-term incentive compensation consists of time-based RSUs and stock options. The purpose of our long-term incentives is to promote Enova’s long-term business strategy and the interests of our stockholders by:

●	providing a line of sight to the long-term strategic goals of Enova;
●	attracting and retaining executive talent;
●	enabling executives to participate in our long-term growth and develop a sense of ownership by acquiring a proprietary interest in Enova; and
●

providing long-term incentives with upside earnings opportunity for exceptional performance and, in the case of stock options, with earnings opportunity only in the event Enova’s share price increases over time.

Some of our stockholders voiced a preference that a portion of named executive officers’ long-term equity incentives should vest based on the achievement of specific performance goals relating to our business strategy. At the same time, however, many of our other stockholders acknowledged that options are prevalent in the financial technology industry and are considered performance-based because they require the stock price to appreciate following the grant date and prior to vesting and exercise to provide economic value to the recipient. In addition, many of our stockholders agreed that we had the right mix of equity vehicles for our industry and stage. We believe we would be disadvantaged if we did not offer time-vested equity awards since most companies with which we compete for top talent (including some companies in the Executive Compensation Peer Group) do not use performance-based vesting for equity compensation. However, each year the Compensation Committee evaluates the appropriate equity vehicles for employee compensation, and as part of such evaluation considers, and will continue to consider, the use of awards that vest on specific performance criteria.

●	Retirement benefits, including a 401(k) plan, a nonqualified savings plan, a supplemental executive retirement plan, and a severance pay plan for executives.
●	100% health insurance coverage (medical, dental and vision).
●

Certain additional benefits available to executives that may include: employment contracts, retention agreements and other similar benefits, including, but not limited to, executive short-term and long-term disability plans, which are not expected to be utilized frequently but may be used selectively and only if and when appropriate.

In addition to our Compensation Committee, from time to time our Board may also review and approve our executive compensation philosophy or elements thereof and other matters related thereto when necessary or appropriate.

2019 Compensation for Named Executive Officers

The 2019 compensation levels for Messrs. Chartier, Cunningham, Rahilly and Zeeman were recommended by Mr. Fisher and approved by the Compensation Committee at the beginning of fiscal year 2019. In determining 2019 compensation levels, the Compensation Committee considered each element of compensation and the fit of each such element into the respective officer’s total compensation package. The compensation packages were designed with a goal of balancing short-term compensation, including base salary and short-term incentive compensation, with long-term compensation. The Compensation Committee believes that providing both short-term incentive compensation that is paid based on the achievement of shorter-term financial targets and long-term incentive compensation that is paid based on the achievement of longer-term financial targets, helps to align our NEOs interests with those of our stockholders.

Base Salary

Base salaries are reviewed and considered by the Compensation Committee on an annual basis or as otherwise deemed appropriate by the Compensation Committee. Mr. Fisher’s 2019 base salary was set by the Compensation

Committee at a level the Compensation Committee believed to be competitive in the market in which we compete for talent. In recommending the 2019 base salaries for Messrs. Chartier, Cunningham, Rahilly and Zeeman, Mr. Fisher took into consideration the overall performance of the Company, each officer’s breadth of responsibilities, their impact on financial and operational results over the prior year, their leadership and accomplishments that affected the Company’s performance, their achievement of goals throughout the year and competitive market positioning.

The annual base salaries for our NEOs as of December 31, 2019, including their percentage increase over their salaries in effect on December 31, 2018 were as follows:

Name	2019 Annual Base Salary ($)	2018 Annual Base Salary ($)	Percentage Difference from 2018 to 2019
Mr. Fisher	811,000	765,000	6.0%
Mr. Cunningham	490,000	460,000	6.5%
Mr. Chartier	415,000	380,000	9.2%
Mr. Rahilly	365,000	340,000	7.4%
Mr. Zeeman	510,000	505,000	1.0%

Short-Term Incentive Compensation

Enova’s Senior Executive Bonus Plan provides for 75% of the total short-term incentive (STI) compensation opportunity, and our Discretionary Bonus Plan provides for 25% of the total STI total compensation opportunity (collectively, the 2019 STI plan).

In February 2019, our Compensation Committee approved the performance measures and goals along with the threshold, target and maximum opportunities for the awards to be made under the Senior Executive Bonus Plan and the Discretionary Bonus Plan for the 2019 performance period. The threshold, target and maximum opportunities, which are set as a percentage of base salary for each NEO, may vary from year-to-year at the discretion of the Compensation Committee. The target award amounts for total 2019 STI compensation, as a percentage of base salary, for our NEOs were as follows (threshold and maximum opportunities were 50% and 200% of target, respectively, consistent with 2018):

Name	Target Percentage of Base Salary
Mr. Fisher	115%
Mr. Cunningham	80%
Mr. Chartier	80%
Mr. Rahilly	65%
Mr. Zeeman	80%

The 2019 STI performance measures and goals that were established for the awards made under our Senior Executive Bonus Plan were based on equal weightings of our (i) revenue, adjusted for certain items, which is a non-GAAP financial measure (2019 STI Adjusted Revenue), (ii) earnings before interest, income taxes, depreciation and amortization expenses and foreign currency transaction gain (loss), net (EBITDA), adjusted for certain items, which is a non-GAAP financial measure (2019 STI Adjusted EBITDA), and (iii) adjusted earnings per share (Adjusted EPS), which is also a non-GAAP financial measure (2019 STI Adjusted EPS). Payment of the STI awards granted under our Senior Executive Bonus Plan was subject to achievement of the following performance conditions:

●

Earnings Thresholds: Potential STI awards began to accrue based on formulas set forth in the Senior Executive Bonus Plan once the earnings thresholds for 2019 STI Adjusted Revenue, 2019 STI Adjusted EBITDA and/or 2019 STI Adjusted EPS set by the Compensation Committee (the Earnings Thresholds) were exceeded. The original Earnings Thresholds for the Senior Executive Bonus Plan for 2019 were $1.156 billion of 2019 STI Adjusted Revenue, $202 million of 2019 STI Adjusted EBITDA and $2.57 of 2019 STI Adjusted EPS. After the Company placed its U.K.

business into administration, the Earnings Thresholds for the Senior Executive Bonus Plan for 2019 were revised to $1.133 billion of 2019 STI Adjusted Revenue, $203 million of 2019 STI Adjusted EBITDA and $2.59 of STI Adjusted EPS.

●

Earnings Targets: Under the terms of the Senior Executive Bonus Plan, if the earnings targets set by the Compensation Committee were achieved, then the NEO would be eligible to receive a cash payment equal to 100% of his or her target award (the Earnings Targets). If the Earnings Targets were exceeded, each NEO was eligible to receive a cash payment in excess of his or her target award calculated in accordance with the formula set forth in the Senior Executive Bonus Plan. The original Earnings Targets for the Senior Executive Bonus Plan for 2019 were $1.281 billion of 2019 STI Adjusted Revenue, $246.0 million of 2019 STI Adjusted EBITDA and $3.09 of 2019 STI Adjusted EPS. After the Company placed its U.K. business into administration, the Earnings Targets for the Senior Executive Bonus Plan for 2019 were revised to $1.258 billion of 2019 STI Adjusted Revenue, $247.1 million of 2019 STI Adjusted EBITDA and $3.11 of 2019 STI Adjusted EPS.

Our actual 2019 STI Adjusted Revenue was $1.259 million, which is comprised of the following:

Revenue (1)	$1,175 million
Adjustments permitted by 2019 STI Plan (2)	84 million
2019 STI Adjusted Revenue	$1,259 million

(1)	Amount includes results from continuing operations. See our Consolidated Audited Financial Statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)	Includes certain adjustments permitted by the 2019 STI plan to include the results of the U.K. operations prior to being placed into administration.

Our actual 2019 STI Adjusted EBITDA was $254.3 million, which is comprised of the following:

Income from Operations (1)	$248.2 million
Depreciation and amortization (1)	15.1 million
EBITDA	263.3 million
Lease termination and cease use costs (1)	0.4 million
Stock-based compensation expense (1)	11.9 million
Other adjustments permitted by the 2019 STI plan (2)	(21.3) million
2019 STI Adjusted EBITDA	$254.3 million

(1)	Amount includes results from continuing operations. See our Consolidated Audited Financial Statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)	Includes certain adjustments permitted by the 2019 STI plan to include the results of the U.K. operations prior to being placed into administration.

Our actual 2019 STI Adjusted EPS was $3.60 per share, which is comprised of the following:

Diluted earnings per share from continuing operations (1)	$3.72
Loss on early extinguishment of debt (1)(2)	0.07
Lease termination and cease use costs (1)	0.02
Intangible asset amortization (1)	0.03
Stock-based compensation expense (1)	$0.35
Cumulative tax effect of adjustments	(0.11)
Adjusted earnings per share	4.08
Other adjustments permitted by the 2019 STI plan (3)	(0.48)
2019 STI Adjusted EPS	$3.60

(1)	Amount includes results from continuing operations. See our Consolidated Audited Financial Statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)

For the year ended December 31, 2019, we recorded $2.3 million ($1.8 million net of tax) of losses on early extinguishment of debt related to the redemption of $44.1 million of securitization notes in 2019.

(3)	Includes certain adjustments permitted by the 2019 STI plan to include the results of the U.K. operations prior to being placed into administration.

The actual 2019 STI Adjusted Revenue, 2019 STI Adjusted EBITDA and 2019 STI Adjusted EPS achieved and exceeded the respective Earnings Targets for 2019, thus payments were made at 122.6% above target levels under the terms of the Senior Executive Bonus Plan, calculated as follows:

	2019 STI performance measures
	Actual ($)	Target ($)	Payout
2019 STI Adjusted Revenue	1,259 million	1,258 million	100.2%
2019 STI Adjusted EBITDA	254.3 million	247.1 million	110.0%
2019 STI Adjusted EPS	3.60	3.11	157.5%
2019 STI payout as a percent of target payout (average):			122.6%

Threshold, target and maximum opportunity under the Senior Executive Bonus Plan for 2019 for each of our NEOs and the payments earned under the Senior Executive Bonus Plan for 2019 were as follows:

	Senior Executive Bonus Plan
Name	Threshold ($)	Target ($)	Maximum ($)	Payment Earned ($)
Mr. Fisher	349,744	699,488	1,398,975	857,572
Mr. Cunningham	128,625	257,250	514,500	360,444
Mr. Chartier	108,938	217,875	435,750	305,274
Mr. Rahilly	75,281	150,563	301,125	218,151
Mr. Zeeman (1)	143,438	286,875	573,750	—

(1)	Mr. Zeeman did not receive a payout under the Senior Executive Bonus Plan for 2019 because he resigned from Enova on April 26, 2019.

Our Compensation Committee also adopted five performance objectives and target opportunities for the 2019 performance period under the Discretionary Bonus Plan. The performance objectives were to (i) achieve a 95% completion rate within 15 days after the year end for all training courses, (ii) maintain effective compliance and training programs in the jurisdictions in which we operate such that there are no significant regulatory actions taken by our regulators, (iii) maintain high customer satisfaction levels, (iv) be an Awesome Place to Work for great talent and (v) integrate marginal unit economics into product level decisions. The Discretionary Bonus Plan is intended to increase stockholder value and our success by providing our officers and other employees with discretionary bonus awards based upon exceptional individual achievement or exceptional performance by us or our individual business units. The Compensation Committee assessed the Company’s performance against the 2019 Discretionary Bonus Plan performance objectives, considered the individual performance in 2019 of our participating executive officers and approved the following actual payments under the Discretionary Bonus Plan to our participating NEOs:

	Discretionary Bonus Plan
Name	Target ($)	Payment Earned ($)
Mr. Fisher	233,163	232,696
Mr. Cunningham	85,750	155,085
Mr. Chartier	72,625	82,834
Mr. Rahilly	50,188	95,249
Mr. Zeeman	95,625	—

In summary, aggregate payments earned under the 2019 STI plan by each of our participating NEOs were as follows:

Name	Senior Executive Bonus Plan ($)	Discretionary Bonus Plan ($)	Total ($)	Percent of Target
Mr. Fisher	857,572	232,696	1,090,268	117%
Mr. Cunningham	360,444	155,085	515,529	150%
Mr. Chartier	305,274	82,834	388,108	134%
Mr. Rahilly	218,151	95,249	313,400	156%
Mr. Zeeman	—	—	—	—

Long-Term Incentive Compensation

Long-term incentive compensation was awarded under the Company’s 2014 Long-Term Incentive Plan (2014 LTIP). The purpose of the 2014 LTIP is to promote the interests of Enova and its stockholders by giving us a competitive advantage in attracting, retaining and motivating employees, officers, consultants and directors capable of assuring our future success. The 2014 LTIP is designed to provide such persons incentives that are directly linked to the profitability of our business and increases in stockholder value, and to afford such persons an opportunity to acquire a proprietary interest in Enova. A variety of plan-based awards may be made under the 2014 LTIP, including both equity and non-equity based awards.

In February 2019, our Compensation Committee approved long-term incentive awards under the 2014 LTIP to our NEOs. These awards consisted of RSUs and stock options, each weighted at 50%.

The long-term incentive awards granted in February 2019 were intended to motivate our NEOs to achieve or exceed performance goals and enhance retention.

The following table shows the number of RSUs and stock options granted to each of our NEOs in fiscal year 2019 and the grant date fair market value of such awards (in dollars and as a percentage of base salary):

Name	Number of Restricted Stock Units Granted (#)	Number of Stock Options Granted (#)	Grant Date Fair Value of the Grant ($)(1)	Grant Date Fair Value as a Percentage of Base Salary	Target as a Percentage of Base Salary
Mr. Fisher	102,610	223,438	4,379,390	540%	540%
Mr. Cunningham	28,701	62,500	1,224,979	250%	250%
Mr. Chartier	24,308	52,933	1,037,476	250%	250%
Mr. Rahilly	10,690	23,278	456,249	125%	125%
Mr. Zeeman	29,873	65,051	1,274,990	250%	250%

(1)

The amounts shown in this column represent the aggregate grant date fair value of the RSUs and stock options granted to the NEOs in February 2019, as determined by the Compensation Committee. The amounts in this column were calculated by multiplying the number of stock options granted by the fair market value based on the Black-Scholes method of valuation for the average of the 45 trading days preceding the grant date, which was $9.80, and the number of RSUs granted by the average of the closing stock price of Enova’s common stock for the last 45 trading days preceding the grant date, which was $21.34.

Perquisites and Other Personal Benefits

Enova provides perquisites and other personal benefits to its officers that it believes are reasonable and consistent with its overall compensation program. A description of these perquisites and personal benefits, including the attributed costs, for our NEOs for fiscal year 2019, are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.

2020 Compensation Decisions

Base Salary

In connection with its annual review of base salaries of our NEOs, in January 2020, our Compensation Committee approved increased annual base salaries for Messrs. Chartier, Cunningham, Fisher, Rahilly and Zeeman effective as of February 9, 2020 as follows:

Name	2020 Annual Base Salary ($)	2019 Annual Base Salary ($)	Percentage Difference from 2019 to 2020
Mr. Fisher	860,000	811,000	6.0%
Mr. Cunningham	514,500	490,000	5.0%
Mr. Chartier	429,525	415,000	3.5%
Mr. Rahilly	383,250	365,000	5.0%

The Compensation Committee determined that base salary increases for all of our NEOs were supported by the Company’s solid financial performance in 2019 as well as meeting the Company’s qualitative goals for the year. Individual increases for our NEOs were supported by their individual performance, the performance of the areas of the business they manage and competitive market positioning.

Short-Term Incentive Compensation

In February 2019, our Compensation Committee approved the performance measures and goals of the STI plan for fiscal 2020 (2020 STI plan), which includes the Senior Executive Bonus Plan and Discretionary Bonus Plan for our NEOs. The total target STI award amounts for 2020 expressed as a percentage of base salary for our NEOs for the 2020 STI plan are as follows:

Name	Target Percentage of Base Salary
Mr. Fisher (1)	120%
Mr. Cunningham (2)	90%
Mr. Chartier	80%
Mr. Rahilly	65%

(1)	Mr. Fisher’s STI target increased to 120% in 2020 from 115% in 2019 based on his individual performance and to be more consistent with his peers externally.
(2)	Mr. Cunningham’s STI target increased to 90% in 2020 from 80% in 2019 based on his individual performance and to be more consistent with his peers externally.

Our Compensation Committee has also adopted the following five performance objectives for the Discretionary Bonus Plan for 2020: (i) achieve a 95% completion rate within 15 days after the year end for all training courses, (ii) maintain effective compliance and training programs in the jurisdictions in which we operate such that there are no significant regulatory actions taken by our regulators, (iii) maintain high customer satisfaction levels, (iv) be an Awesome Place to Work for great talent and (v) explore new products and businesses to drive future growth.

Long-Term Incentive Compensation

In February 2020, our Compensation Committee made annual grants of RSUs and stock options to our NEOs as follows:

Name	Number of Restricted Stock Units Granted (#)	Number of Stock Options Granted (#)	Grant Date Fair Value of the Grant ($)(1)	Grant Date Fair Value as a Percentage of Base Salary	Target as a Percentage of Base Salary
Mr. Fisher	113,987	256,498	5,288,993	615%	615%
Mr. Cunningham	30,492	68,616	1,414,845	275%	275%
Mr. Chartier	25,456	57,283	1,181,167	275%	275%
Mr. Rahilly	12,389	27,879	574,857	150%	150%

(1)

The amounts shown in this column represent the grant date fair value of the RSUs and stock options granted to the NEOs in February 2020, as determined by the Compensation Committee. The amounts in this column were calculated by multiplying the number of stock options granted by a fair market value based on the Black-Scholes method of valuation for the average of the 45 trading days preceding the grant date, which was $10.31, and the number of RSUs granted by the average of the closing stock price of Enova’s common stock for the last 45 trading days preceding the grant date, which was $23.20.

Retirement and Other Benefits

On July 1, 2012, we established (i) the Enova International, Inc. 401(k) Savings Plan (Enova 401(k) Savings Plan), (ii) the Enova International, Inc. Nonqualified Savings Plan (Enova NQSP), and (iii) the Enova International, Inc. Supplemental Executive Retirement Plan (Enova SERP), in which our NEOs and other eligible employees may participate. We offer these plans to provide our executives and other eligible employees with retirement savings vehicles that are competitive in the marketplace in which we compete for talent.

Enova 401(k) and Enova Non-Qualified Savings Plan (NQSP)

Substantially all of our employees and those of our U.S. subsidiaries are eligible to participate in the Enova 401(k). Certain of our highly-compensated employees, including our NEOs, are also eligible to participate in the Enova NQSP.

We match 100% of the first 1% of pay and 50% of the next 5% of pay that each employee contributes to the Enova 401(k). All employee contributions are fully vested upon contribution. Our matching contributions will fully vest after an employee’s second year of service with us and will also fully vest if an employee dies, becomes disabled or reaches age 59 1/2 during employment. Employees may select from among several mutual funds when investing their 401(k) account funds.

The Enova NQSP is a nonqualified retirement savings plan into which eligible participants may contribute portions of their salary in excess of the 401(k) contribution limits. Enova NQSP participants can also defer up to 80% of their STI awards and annual bonuses into the Enova NQSP. If a participant’s pay exceeds the IRS limit on amounts that could be taken into account for contributions to the Enova 401(k), we match 50% of the first 5% of compensation deferred to the Enova NQSP in excess of the 401(k) compensation limit; however, if a participant participates in both the Enova 401(k) and the Enova NQSP, the combined match to both plans is limited to 50% of the first 5% of the participant’s pay. The Enova NQSP generally offers the same investment options as the Enova 401(k). Our matching contributions to the Enova NQSP vest immediately.

We generally distribute each participant’s Enova NQSP account in a lump sum shortly after the participant’s separation from service with us and all of our affiliates. Alternatively, a participant may elect to receive his or her Enova NQSP account at a later date or receive payments in up to 10 annual installments. Most officers may not receive a distribution of any portion of their account during the first six months after their separation from service. A participant generally may not receive any portion of his or her Enova NQSP account while employed, unless the participant makes an in-service distribution election before the deferred compensation is earned or suffers a severe financial hardship. We may pay Enova NQSP distributions from a Rabbi trust associated with the Enova NQSP or from the general assets of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the entity that is his or her employer for any Enova NQSP benefits he or she is owed.

Supplemental Executive Retirement Plan

We provide supplemental executive retirement plan benefits to our officers and certain other eligible employees as a supplement to their retirement benefits under the Enova SERP. After the end of each plan year, we make discretionary supplemental contributions that are credited to the Enova SERP account of each NEO who was employed by us on the last day of the plan year. The rate of return of a participant’s Enova SERP account is determined by the rate of return on deemed investments in mutual funds that a participant selects. Enova SERP participants’ deemed investment options are generally the same as the investment options available under the Enova 401(k). Participants vest in their Enova SERP accounts over their first five years of service with us and are fully vested in their Enova SERP accounts and new contributions to those accounts after that five-year period.

We generally distribute each participant’s Enova SERP account as a lump sum payment soon after the participant’s separation from service with us and all of our affiliates. An Enova SERP participant may, however, elect to defer receipt of the Enova SERP account for at least an additional five years beyond his or her separation from service and may also elect to receive the Enova SERP account in up to ten annual installments. Most officers cannot receive a distribution of any portion of their account during the first six months after their separation from service. A participant generally may not withdraw any portion of his or her Enova SERP account during employment, except in the case of a severe financial hardship. We may pay Enova SERP benefits from a Rabbi trust associated with the Enova SERP or from the general assets of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of the entity that is his or her employer for any Enova SERP benefits he or she is owed.

Our Compensation Committee administers the Enova SERP and annually determines the supplemental contributions for each of our NEOs. The targeted (but non-binding) amount of the supplemental contribution for each plan year is a percentage of each participant’s base salary, plus the lesser of (a) the participant’s target STI award payable during the plan year for the preceding year’s performance and (b) the actual STI award paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that a participant was eligible to participate in the Enova SERP, and are credited to the participant’s Enova SERP account before March 15 of the following year. For fiscal year 2019, the supplemental contributions for each of our NEOs, reflected as a percentage of the combined base salary paid during the year and the target STI award granted for fiscal year 2019, are listed below.

Name	Enova SERP Contribution
Mr. Fisher	10.5%
Mr. Cunningham	9.0%
Mr. Chartier	9.0%
Mr. Rahilly	9.0%
Mr. Zeeman (1)	—

(1)	Mr. Zeeman was not eligible to receive a 2019 Enova SERP contribution because he resigned from Enova on April 26, 2019.

For the Enova SERP, Messrs. Fisher, Chartier and Rahilly had more than five years of service and were fully vested in our SERP and 401(k) contributions at the end of 2018. For the Enova SERP, Mr. Cunningham was vested in 60% of our contributions at the end of 2019 because he joined Enova in June 2016. For the Enova 401(k), Mr. Cunningham was fully vested in our contributions at the end of 2019. Mr. Zeeman was vested in 60% of our contributions for the Enova SERP and was fully vested in our 401(k) contributions when he resigned from Enova on April 26, 2019.

Severance Arrangements for Named Executive Officers

On November 13, 2014 in connection with our spin-off (Spin-Off) from Cash America, we entered into Executive Change-in-Control Severance and Restrictive Covenant Agreements (CIC Agreements) with our executive officers, including Messrs. Fisher, Chartier and Rahilly. Also, upon commencement of their employment, we entered into CIC Agreements with Mr. Cunningham and Mr. Zeeman. The CIC Agreements were effective through November 13, 2019, and were automatically extended for a one-year period thereafter. The term of the CIC Agreements will automatically be extended for subsequent one-year periods unless we or the executive officer provide notice not to extend the Term at least six months prior to the scheduled extension date. In addition, the term of these agreements will automatically be extended for two years following a Change-in-Control (as defined in the CIC Agreements).

The CIC Agreements provide our executive officers with severance payments and certain benefits in the event of his or her termination by us without Cause (as defined in the CIC Agreements) or by the relevant executive officers for Good Reason (as defined in the CIC Agreements) during the twelve months following a Change-in-Control (as defined in the CIC Agreements). Such payments and benefits include the following:

(i)

a lump sum payment equal to the executive officer’s unpaid base salary, accrued vacation pay and unreimbursed business expenses, as well as all certain other items earned by and owed to such executive officer through the termination date;

(ii)	a lump sum payment equal to the pro rata portion of the executive officer’s annual target bonus amount for the year in which the termination occurs;
(iii)

a lump sum payment equal to (A) for Mr. Fisher, two times the higher of (1) his base salary in effect at the termination date and (2) his base salary in effect on the date of the Change-in-Control and (B) for all other executive officers, one times the higher of (1) his or her base salary in effect at the termination date and (2) his or her base salary in effect on the date of the Change-in-Control;

(iv)

a lump sum amount equal to (A) for Mr. Fisher, two times the higher of (1) his annual target bonus for the year in which the termination occurs and (2) the actual annual bonus payments made to Mr. Fisher for the year preceding the year in which the termination occurs and (B) for all other executive officers, one times the higher of (1) his or her annual target bonus for the year in which the termination occurs and (2) the actual annual bonus payments made to such executive officer for the year preceding the year in which the termination occurs;

(v)

the immediate vesting of any outstanding cash-based long term incentive awards held by the executive officer, including a lump sum payment for any vested awards (the value of which to be determined after the termination date in accordance with the CIC Agreements);

(vi)	the immediate vesting and lapse of all restrictions on any outstanding stock-based awards held by the executive officer to the extent not already provided for in the related grant agreement(s);
(vii)

equivalent payment for continued medical coverage under our group health plan for the executive and the executive’s dependents for a period of twenty-four months for Mr. Fisher or twelve months for all other executive officers following the termination date in accordance with the terms of the relevant CIC Agreement; and

(viii)

up to $50,000 for Mr. Fisher or $25,000 for all other executive officers for reimbursement of amounts paid by the executive officer for reasonable outplacement services from an executive search firm to the extent such expenses are incurred as a direct result of the separation from service and within twenty-four months for Mr. Fisher or twelve months for all other executive officers after the termination date.

Additionally, the CIC Agreements contain certain restrictive covenants to which the executive officers are subject. These include confidentiality, non-disclosure, non-solicitation and non-competition provisions. The term of the non-competition provision applies during the term of the executive officer’s employment through the twenty-four-month period for Mr. Fisher or twelve-month period for all other executive officers following termination (the Subject Period). Such provision restricts the executive officer from competing with us or any of our subsidiaries or affiliates (including former subsidiaries or affiliates, which is collectively referred to as the Enterprise), by providing employment (other than to the Enterprise), management or consulting services, similar to those provided by the executive officer to the Enterprise with respect to any products or services similar to those offered or under development by the Company or any of its affiliates or subsidiaries anywhere within the Territory (as defined in the CIC Agreements) during the Subject Period.

In addition, we have adopted a severance pay plan for executives that provides guidance for severance pay, continued medical and health benefits, payment of accrued but unused paid time off and an allowance for outplacement services for our executive officers following certain terminations not related to a change-in-control.

Incentive Compensation Recovery Policy

The 2014 LTIP contains a clawback provision that would allow us, in the event that there is a material restatement of our financial results, to (i) cancel part or all of the outstanding portion of any award, whether or not vested, and/or (ii) require a participant to repay an amount, satisfied in cash or in another form of consideration, such as shares of common stock as permitted by applicable law and as acceptable to the Compensation Committee, equal to all or any portion of the value of shares of common stock that have been issued and other payments that have been made to the participant pursuant to any award within the two years preceding the date on which we are required to prepare an accounting restatement, to the extent that such value or payment amount was based on the erroneous data and exceeded the value or amount that would have been paid to the participant under the accounting restatement. The 2014 LTIP also permits us, to the extent required to comply with applicable laws and/or any compensation recovery or clawback policy adopted by us after the date the 2014 LTIP was approved by our stockholders, to unilaterally amend the clawback provision in the 2014 LTIP, with any such amendment binding on all participants.

The Senior Executive Bonus Plan also contains a clawback provision that would allow us to recoup certain compensation and awards paid to our officers in certain circumstances in the event that there is a material restatement of our financial results.

Deductibility of Executive Compensation

Our Compensation Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals. As part of Tax Cuts and Jobs Act (“Tax Reform”) that was signed into law December 22, 2017, the ability to rely on exemptions from the $1 million limitation for “qualified performance-based compensation” was eliminated, and the limitation on deductibility was generally expanded to include all named executive officers. While the Committee recognizes the nondeductibility provisions of Code Section 162(m), the Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses.

Stock Ownership Guidelines

Our Compensation Committee has established stock ownership guidelines that require ownership of our stock that is five times base salary for our chief executive officer, three times base salary for our other executive officers and five times the annual retainer for directors, subject to certain achievement timelines. Until the stock ownership guidelines are met, executive officers and directors are required to retain 50% of any shares of stock they receive on a net after tax basis. Our executive officers and directors currently comply with the applicable stock ownership guidelines.

Restrictions on Pledges of our Securities and Certain Trading Practices

Among other things, our Insider Trading Policy does not permit any director or associate of the Company, including officers, to engage in short sales or trade in market options or any other kind of derivatives related to Company securities, hold the Company’s securities in a margin account or pledge Company securities as collateral for a loan or engage in hedging or monetization transactions, such as zero-cost collars and forward sale contracts.

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and practices, including incentive programs, to ensure they do not encourage unreasonable or excessive risk-taking. Based upon this review, we believe our compensation policies and practices are not reasonably likely to expose us to unreasonable or excessive risk that could have a material adverse effect on us. We believe our practice of providing a significant portion of compensation in the form of long-term equity compensation and using multiple performance measures in our incentive plans serve to balance risk and reward. We also maintain a prohibition on hedging and an incentive compensation recovery policy to mitigate undue risk associated with compensation.

Management Development and Compensation Committee Report

As the Management Development and Compensation Committee of the board of directors of Enova International, Inc., we have reviewed and discussed the foregoing Compensation Discussion and Analysis (CD&A) with the Company’s management. Based on this review and discussion, the Management Development and Compensation Committee recommends to the Company’s board of directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and this proxy statement.

Daniel R. Feehan, Chair

Gregg A. Kaplan

Mark A. Tebbe

Executive Compensation

Summary Compensation Table – 2019, 2018 and 2017

The following table and footnotes describe the compensation of our NEOs in 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	All Other Compensation ($)(6)	Total ($)
David Fisher	2019	805,692	232,696	2,616,459	2,458,536	857,572	258,953	7,229,908
Chief Executive Officer	2018	760,385	218,982	1,759,490	1,759,498	976,572	234,756	5,709,683
(Principal Executive Officer)	2017	717,500	372,994	1,449,986	1,449,994	533,256	195,230	4,718,959
Steven Cunningham	2019	486,539	155,085	731,875	687,676	360,444	105,722	2,527,341
Chief Financial Officer	2018	457,115	348,879	517,497	517,498	357,355	100,356	2,298,700
(Principal Financial Officer)	2017	435,000	302,783	435,002	435,006	223,967	98,470	1,930,228
Kirk Chartier	2019	410,962	82,834	619,845	582,420	305,274	90,092	2,091,427
Chief Marketing Officer	2018	378,269	145,838	427,488	427,491	295,703	94,680	1,769,469
	2017	362,116	80,873	410,611	410,632	187,927	93,124	1,545,283
Sean Rahilly (7)	2019	362,116	95,249	272,585	256,132	218,151	97,701	1,301,934
General Counsel, Chief Compliance Officer & Secretary	2018	329,673	45,421	378,729	178,744	202,565	91,450	1,226,582
Greg Zeeman	2019	166,154	—	761,747	715,757	—	695,307	2,338,965
Former Chief Operating Officer	2018	503,846	—	568,121	568,122	421,977	136,746	2,198,812
	2017	489,808	261,936	556,894	556,875	273,064	127,105	2,265,682

(1)	Portions of the amounts in these columns have been deferred under the Enova 401(k) plan or the Enova NQSP for certain of our NEOs.
(2)

The amounts in this column for 2019 include bonuses paid under the Discretionary Bonus Plan portion of the 2019 STI plan, which were earned in fiscal year 2019 and paid in fiscal year 2020. The amount in this column for Mr. Cunningham includes a $525,000 signing bonus received upon commencement of his employment during 2016, of which $175,000 was paid in each of 2017 and 2018. The amount in this column for Mr. Zeeman includes a $600,000 signing bonus received upon commencement of his employment during 2015, of which $200,000 was paid in 2017.

(3)

The amounts shown in this column for 2019 reflect RSU awards granted under the 2014 LTIP. The amounts shown in this column represent the aggregate grant date fair value of these awards, as determined in accordance with ASC 718. The amounts in this column were calculated by multiplying the number of RSUs granted by the closing stock price of Enova’s common stock on the last trading day preceding the grant date, which was $23.96 for the RSUs granted to the NEOs in February 2019; $20.85 for the RSUs granted to Mr. Fisher, Mr. Cunningham, Mr. Chartier and Mr. Zeeman in February 2018; $20.85 for 8,573 of the RSUs granted to Mr. Rahilly in February 2018 and $26.21 for 7,630 of the RSUs granted to Mr. Rahilly in October 2018 and $14.80 for the RSUs granted to the NEOs in 2017.

(4)

The amounts shown in this column for 2019 reflect stock option awards granted under the 2014 LTIP. The amounts shown in this column represent the aggregate grant date fair value, as determined in accordance with ASC 718. The amounts in this column were calculated by multiplying the number of stock options granted by the fair market value based on the Black-Scholes method of valuation, which was $11.71 for the stock options granted in 2019, $9.33 for the stock options granted in 2018 and $6.60 for the stock options granted in 2017.

(5)

The 2019 amounts shown in this column for 2019 reflect payments made under the Senior Executive Bonus Plan portion of the 2019 STI plan. See “Compensation Discussion and Analysis—2019 Compensation for Named Executive Officers—Short-Term Incentive Compensation.”

(6)	The 2019 amounts shown in this column for 2019 include the following:

Name	Nonqualified Savings Plan Contributions by Enova ($)	SERP Contributions by Enova ($)(a)	401(k) Contributions by Enova ($)	Severance ($)(b)	Perquisites, Personal Benefits and Other ($)(c)	Total ($)
Mr. Fisher	43,031	176,429	9,800	—	29,693	258,953
Mr. Cunningham	—	72,592	7,000	—	26,130	105,722
Mr. Chartier	—	60,820	8,797	—	20,475	90,092
Mr. Rahilly	8,253	48,917	6,138	—	34,393	97,701
Mr. Zeeman	7,698	—	9,800	653,728	24,081	695,307

(a)	Includes contributions made by Enova in 2020 that were earned in 2019.
(b)	Includes a severance payment made to Mr. Zeeman after his exit from Enova on April 26, 2019.
(c)

Consists of premiums paid by the Company for supplemental health care and insurance benefits for all of the NEOs, parking garage rental fees paid by the Company on behalf of Mr. Fisher, Mr. Rahilly and Mr. Zeeman, travel club dues for Mr. Cunningham and personal travel costs paid by the Company on behalf of Mr. Chartier. None of the individual amounts exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the applicable NEO.

(7)	No amounts are included for Mr. Rahilly for 2017 as 2018 was the first year for which he was an NEO.

Executive Agreements

Employment Letter Agreement with Mr. Cunningham

Pursuant to the terms of his offer letter, the material terms of Mr. Cunningham’s compensation include an annualized base salary of $435,000 and a short-term discretionary performance bonus with a target value of 70% of his annual base salary under the Company’s Senior Executive Bonus Plan and the Company’s Discretionary Bonus Plan. The bonus paid for 2016 performance was prorated as of Mr. Cunningham’s start date; provided, however that for purposes of calculating the bonus, Mr. Cunningham’s start date was deemed to be three months prior to his actual start date, and the amount of the bonus was to be not less than the target value, as prorated for Mr. Cunningham’s deemed start date. Mr. Cunningham was also eligible to receive an annual long-term incentive award in the form of RSUs and stock options under the 2014 LTIP with a target value of 200% of his annual base salary, subject to the discretion and approval of the Board, with the award granted in the first quarter of 2017 at the time other annual awards were made under the 2014 LTIP. Mr. Cunningham also received a new hire equity award valued at $750,000, which consisted of RSUs awarded under the 2014 LTIP. The RSU award vests in increments of 25% on the first four anniversaries of the award date, subject to the conditions of the 2014 LTIP. Mr. Cunningham also received a cash sign-on bonus of $525,000, one-third of which was paid within 30 days of Mr. Cunningham’s start date and one-third of which was paid on the first and second anniversaries of his start date. Repayment of the first installment of the cash sign-on bonus would have been required if Mr. Cunningham separated from the Company voluntarily earlier than 12 months from the date of employment. Mr. Cunningham also participates in the Company’s customary health and welfare benefit programs available to other executive officers, and he has entered into a CIC Agreement.

Employment Letter Agreement with Mr. Zeeman

Pursuant to the terms of his offer letter, the material terms of Mr. Zeeman’s compensation included an annualized base salary of $450,000 and, beginning in 2016, a target cash bonus of 75% of his annual base salary (under the Company’s Senior Executive Bonus Plan and Discretionary Bonus Plan). Also beginning in 2016, Mr. Zeeman was eligible to receive an annual long-term incentive award under the Company’s long-term incentive plan with a target value of 225% of his annual base salary, with the same equity mix and vesting schedule as other annual award recipients and a minimum award value of $1,000,000 for the 2016 grant. Mr. Zeeman also received a new hire equity award valued at $1,200,000, consisting of 50% RSUs and 50% non-qualified stock options. The RSU award vests in increments of 25% on the first four anniversaries of the award date, and the stock options vest in increments of 33.33% on the first three anniversaries of the award date, subject to continued employment. Mr. Zeeman also received a cash sign-on bonus of $600,000, one-third of which was paid within 30 days of Mr. Zeeman’s start date and one-third of which was paid on the first and second anniversaries of his start date. Repayment of the first installment of the cash sign-on bonus would have been required if Mr. Zeeman separated from the Company voluntarily earlier than 12 months from the date of employment. Mr. Zeeman also participated in the Company’s customary health and welfare benefits available to other executive officers, and he has entered into a CIC Agreement.

Grants of Plan-Based Awards – 2019

The following table provides information about the equity and non-equity plan-based awards made to our NEOs under the 2014 LTIP and our STI plan during 2019.

			Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Exercise or Base Price	Grant Date Fair Value of Stock and
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Stock or Units (#)(1)	Underlying Options (#)(1)	Awards ($)(1)	Option Awards ($)(2)
Mr. Fisher	2/12/2019	(3)	349,744	699,488	1,398,975	—	—	—	—
	2/12/2019	(4)	—	233,163	—	—	—	—	—
	2/12/2019	(5)	—	—	—	—	223,438	20.85	2,189,692
	2/12/2019	(6)	—	—	—	102,610	—	—	2,189,697
Mr. Cunningham	2/12/2019	(3)	128,625	257,250	514,500	—	—	—	—
	2/12/2019	(4)	—	85,750	—	—	—	—	—
	2/12/2019	(5)	—	—	—	—	62,500	20.85	612,500
	2/12/2019	(6)	—	—	—	28,701	—	—	612,479
Mr. Chartier	2/12/2019	(3)	108,938	217,875	435,750	—	—	—	—
	2/12/2019	(4)	—	72,625	—	—	—	—	—
	2/12/2019	(5)	—	—	—	—	52,933	20.85	518,743
	2/12/2019	(6)	—	—	—	24,308	—	—	518,733
Mr. Rahilly	2/12/2019	(3)	75,281	150,563	301,125	—	—	—	—
	2/12/2019	(4)	—	50,188	—	—	—	—	—
	2/12/2019	(5)	—	—	—	—	23,278	20.85	228,124
	2/12/2019	(6)	—	—	—	10,690	—	—	228,125
Mr. Zeeman	2/12/2019	(3)	143,438	286,875	573,750	—	—	—	—
	2/12/2019	(4)	—	95,625	—	—	—	—	—
	2/12/2019	(5)	—	—	—	—	65,051	20.85	637,500
	2/12/2019	(6)	—	—	—	29,873	—	—	637,490

(1)	Time-based RSU and stock option awards were made to executives under the 2014 LTIP.
(2)	The amount shown represents the aggregate grant date fair value of RSU and stock option awards that were granted under the 2014 LTIP, as determined in accordance with ASC 718.
(3)

The amounts shown represent potential cash-based payments under our Senior Executive Bonus Plan for 2019 for our NEOs. See “Compensation Discussion and Analysis—2019 Compensation for Named Executive Officers—Short-Term Incentive Compensation” for additional information regarding our Senior Executive Bonus Plan for 2019.

(4)

The amounts shown represent potential cash-based payments under our Discretionary Bonus Plan for 2019 for our NEOs. See “Compensation Discussion and Analysis—2019 Compensation for Named Executive Officers—Short-Term Incentive Compensation” for additional information regarding our Discretionary Bonus Plan for 2019.

(5)

Represent grants of stock options made during 2019 under the 2014 LTIP. Stock options vest one-third on each anniversary of their respective grant dates, subject to continued employment of the participant.

(6)	Represent grants of RSUs made during 2019 under the 2014 LTIP. RSUs vest one-quarter on each anniversary of their respective grant dates, subject to continued employment of the participant.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table provides information on our NEOs’ holdings of unvested RSUs and stock options as of December 31, 2019. All shares refer to shares of our common stock. Mr. Zeeman resigned from Enova on April 26, 2019 and all unvested equity grants were forfeited as of that date.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Mr. Fisher
12/13/14 Grant	350,000	—	23.04	12/13/21	—	—
3/20/15 Grant	68,122	—	23.14	12/13/21	—	—
2/23/16 Grant	110,000	—	6.29	2/23/23	—	—
2/17/17 Grant	146,464	73,232	14.80	2/17/24	48,986	1,178,603
2/13/18 Grant	62,863	125,722	20.85	2/13/25	63,291	1,522,781
2/12/19 Grant	—	223,438	21.34	2/12/26	102,610	2,468,796
Mr. Cunningham
6/22/16 Grant	—	—	—	—	15,624	375,913	(4)
2/17/17 Grant	26,364	13,182	14.80	2/17/24	8,816	212,113	(4)
2/13/18 Grant	11,094	22,184	20.85	2/13/25	11,169	268,726	(4)
2/12/19 Grant	—	62,500	21.34	2/12/26	28,701	690,546
Mr. Chartier
12/13/14 Grant	69,275	—	23.04	12/13/21	—	—
2/23/16 Grant	24,833	—	6.29	2/23/23	—	—
2/17/17 Grant	41,478	20,739	14.80	2/17/24	13,872	333,760
2/13/18 Grant	15,273	30,546	20.85	2/13/25	15,375	369,922
2/12/19 Grant	—	52,933	21.34	2/12/26	24,308	584,850
Mr. Rahilly
12/13/14 Grant	59,032	—	23.04	12/13/21	—	—
2/23/16 Grant	12,583	—	6.29	2/23/23	—	—
2/17/17 Grant	16,666	8,333	14.80	2/17/24	5,574	134,110
2/13/18 Grant	6,386	12,772	20.85	2/13/25	6,429	154,682
10/09/18 Grant	—	—	—	—	5,722	137,671
2/12/19 Grant	—	23,278	21.34	2/12/26	10,690	257,201

(1)

Represent grants of stock options made during 2017, 2018, 2019 under the 2014 LTIP. Stock options vest one-third on each anniversary of their respective grant dates, subject to continued employment by the participant.

(2)

Represent grants of RSUs made during 2016, 2017, 2018 and 2019 under the 2014 LTIP. The RSUs granted in 2017, 2018 and 2019 and the RSUs granted to Mr. Cunningham in 2016 vest one-quarter on each anniversary of their respective grant dates, subject to continued employment by the participant. All other RSUs granted in 2016 vest one-third on each anniversary of their respective grants dates, subject to continued employment by the participant.

(3)	The market value of the unvested RSUs is based on the closing price of the Company’s common stock as of December 31, 2019, which was $24.06.
(4)	These amounts are net of distributions to Mr. Cunningham’s former spouse pursuant to a domestic relations order.

Option Exercises and Stock Vested – 2019

The following table provides information on the aggregate number of shares acquired in 2019 upon the vesting of time-based RSUs granted under the 2014 LTIP in 2018, 2017 and 2016 and the value realized, before payment of any applicable withholding tax and broker commissions. No options were exercised in fiscal year 2019.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting ($)(2)
Mr. Fisher	82,256	2,051,582
Mr. Cunningham	23,755	560,737
Mr. Chartier	20,341	506,847
Mr. Rahilly	11,033	265,319
Mr. Zeeman	43,996	1,103,488

(1)

Includes Enova stock acquired under time-based RSUs granted under the 2014 LTIP to Mr. Rahilly that vested on October 9, 2019, to Mr. Cunningham that vested on June 22, 2019, to Messrs. Fisher, Chartier, Rahilly and Zeeman that vested on February 23, 2019 and to the NEOs that vested on February 13, 2019 and February 17, 2019.

(2)	Value reflects the closing price of Enova common stock on the vesting date.

Nonqualified Deferred Compensation

The following table shows compensation deferred by each NEO under the Enova NQSP and the Enova SERP. Additional information about the Enova NQSP and the Enova SERP is included under “Compensation Discussion and Analysis—Retirement and Other Benefits.”

Name	Plan	Executive Contributions in 2019 ($)1)	Registrant Contributions in 2019 ($)(2)	Aggregate Earnings in 2019 ($)(3)	Aggregate Withdrawals / Distributions ($)		Aggregate Balance at 12/31/2019 ($)(4)(5)
Mr. Fisher	Enova NQSP	86,062	43,031	77,990	—		587,515
	Enova SERP	—	176,429	167,578	—		1,062,517
Mr. Cunningham	Enova NQSP	—	—	—	—		—
	Enova SERP	—	72,592	14,524	—		195,258
Mr. Chartier	Enova NQSP	—	—	—	—		—
	Enova SERP	—	60,820	46,094	—		338,459
Mr. Rahilly	Enova NQSP	16,505	8,253	4,169	—		44,171
	Enova SERP	—	48,917	25,942	—		197,830
Mr. Zeeman	Enova NQSP	15,397	7,698	11,652	(71,693)	(6)	—
	Enova SERP	—	—	38,747	(234,933)	(6)	—

(1)

All executive contributions to the Enova NQSP described in this column are included within amounts reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2019.

(2)

All Company contributions to the Enova NQSP and the Enova SERP described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2019. The contributions to the Enova SERP specified in this column reflect the contributions that were earned in 2019 and made in February 2020.

(3)

The amounts included in this column, which are not included in the Summary Compensation Table, reflect the rate of return that each NEO has selected for his or her Enova NQSP and Enova SERP accounts from an array of investment options that may be changed by the participant in each plan at any time and that generally mirror the funds in the Enova 401(k) plan. The 2019 annual rates of return for the investment options available for all or most of the calendar year ended December 31, 2019 were as follows:

Name of Fund	Rate of Return (%)	Name of Fund	Rate of Return (%)
DFA Emerging Markets Value I	9.64	DFA US Small Cap I	21.75
Fidelity 500 Index Institutional Prem	31.47	Fidelity Extended Market Index	28.00
Fidelity Large Cap Growth Index	36.37	Fidelity Large Cap Value Index	26.51
Fidelity Total Bond	9.87	Oakmark International Institutional	24.43
Vanguard Federal Money Market Inv	2.14	Vanguard Target Retirement 2015 Inv	14.81
Vanguard Target Retirement 2020 Inv	17.63	Vanguard Target Retirement 2025 Inv	19.63
Vanguard Target Retirement 2030 Inv	21.07	Vanguard Target Retirement 2035 Inv	22.44
Vanguard Target Retirement 2040 Inv	23.86	Vanguard Target Retirement 2045 Inv	24.94
Vanguard Target Retirement 2050 Inv	24.98	Vanguard Target Retirement 2055 Inv	24.98
Vanguard Target Retirement 2060 Inv	24.96	Vanguard Target Retirement 2065 Inv	24.96
Vanguard Target Retirement Income Inv	13.16	Vanguard Total Bond Market Index Adm	8.71
Vanguard Total Intl Stock Index Admiral	21.51

(4)	Includes the 2019 Enova SERP contributions shown under the “Registrant Contributions in 2019” column that were made in February 2020 for the NEOs that were employed as of December 31, 2019.
(5)

The vested portion of Mr. Cunningham’s Enova SERP balance at December 31, 2019 was $117,155. Messrs. Fisher and Rahilly were fully vested in their Enova NQSP balances and Mr. Fisher, Mr. Chartier and Mr. Rahilly were fully vested in their Enova SERP balances at December 31, 2019.

(6)	These amounts were distributed to Mr. Zeeman after his exit from the Company on April 26, 2019.

Potential Payments upon Termination or Change-in-Control

We have entered into the CIC Agreements with our executive officers. We have also adopted a severance pay plan for executives that we may follow in the case of an involuntary termination. See “Compensation Discussion and Analysis—Severance Arrangements for Named Executive Officers” for additional information.

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

We have adopted a severance pay plan (the Severance Pay Plan) for executives that provides guidance for severance pay, continued medical and health benefits, payment of accrued but unused paid time off and an allowance for outplacement services for our executive officers following certain terminations not related to a change-in-control. Under our Severance Pay Plan each of our NEOs is entitled to receive severance pay and benefits if his or her employment is involuntarily terminated due to restructuring, job elimination or other circumstances that Enova determines warrant the provision of severance benefits. Upon termination of employment for any of these reasons, if the executive agrees to a general release of Enova and its affiliates related to employment claims arising from the termination and a promise to comply with confidentiality and nonsolicitation provisions, the executive will be entitled to severance pay equal to the number of months of base salary and payable over the period reflected in the table below:

Years of Employment	Executive	CEO
1 but less than 5	9 months	12 months
5 but less than 10	12 months	18 months
10 but less than 15	18 months	24 months
15 or more	24 months	24 months

In addition, each executive is entitled to receive:

●

Continued medical benefits for the shorter of the period set forth in the table above or the period during which the former executive is covered by COBRA, with our continuing to pay the portion of COBRA premiums that exceed the portion of health care premiums that current employees are required to pay (Employer COBRA Premiums) and for the costs of supplemental health care benefits in excess of the amount current executives are required to pay (Employer Supplemental Executive Health Care Premiums); and

●	A lump sum equal to all accrued but unpaid vacation and paid time off.

Payment of other benefits and perquisites will cease on the officer’s termination date.

Regardless of whether an executive’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts include: vested grants under the 2014 LTIP or any previous incentive plan and vested contributions and earnings under the Enova 401(k) plan, the Enova NQSP and the Enova SERP. In addition, if the NEO dies, his or her estate would receive payments under the group life insurance plan.

In all cases Enova has complete discretionary authority to award greater or lesser amounts of severance pay and benefits.

Payments made Upon a Change-in-Control

The CIC Agreements with our NEOs specify the payments that they are to receive if they are terminated in connection with or during a specified period following a change-in-control. See “Compensation Discussion and Analysis—Severance Arrangements for NEOs.”

Executive CIC Agreements.

The CIC Agreement with Mr. Fisher provides that if, within 12 months after a “change-in-control” of Enova, Enova terminates Mr. Fisher’s employment without cause or if Mr. Fisher voluntarily terminates his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then Mr. Fisher will be entitled to:

●	earned and unpaid salary;
●

a pro-rated portion of the target annual bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;

●	a lump sum cash payment equal to all accrued but unpaid vacation and paid time off;
●	a lump sum cash payment equal to two times the higher of the executive’s annual rate of base salary on the date of termination or on the date of change-in-control;
●

a lump sum cash payment equal to two times the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the preceding year;

●

immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals or (B) the amount to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

●	continued medical and health care benefits for 24 months, consisting of Employer COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Employer

COBRA Premium and (ii) 24 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum; and
●	executive placement services from an executive search/placement firm of up to $50,000.

The CIC Agreement with our other NEOs provide that if, within 12 months after a “change-in-control” of Enova, Enova terminates the NEO’s employment without cause or if the NEO voluntarily terminates his or her employment with good reason (including a reduction in his or her duties or compensation or relocation of place of employment), then the executive will be entitled to:

●	earned and unpaid salary;
●

a pro-rated portion of the target annual bonus (or short-term incentive compensation) under the existing bonus (or short-term incentive compensation) plan based on the number of months employed during the year;

●	a lump sum cash payment equal to all accrued but unpaid vacation and paid time off;
●	a lump sum cash payment equal to the higher of the executive’s annual rate of base salary on the date of termination or on the date of change-in-control;
●

a lump sum cash payment equal to the greater of (i) the target bonus (or short-term incentive compensation) for the year, or (ii) the actual bonus (or short-term incentive compensation) for the preceding year;

●

immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals or (B) the amount to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

●

continued medical and health care benefits for 12 months, consisting of Employer COBRA Premiums to be paid over a 12-month period and an amount equal to (i) six times the first monthly Employer COBRA Premium and (ii) 12 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum; and

●	executive placement services from an executive search/placement firm of up to $25,000.

Certain payments under the CIC Agreements will be delayed for six months if required by Section 409A of the Code. In addition, the CIC Agreements provide that a change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”

Accelerated Vesting of Awards under the Enova Long-Term Incentive Plan.

The agreements relating to RSUs and stock options granted under the 2014 LTIP provide that the vesting and payment of RSUs and stock options will be accelerated if there is a change-in-control and, within 12 months afterward, Enova terminates the executive’s employment without cause or if the executive voluntarily terminates his or her employment with good reason (including a reduction in his or her duties or compensation or relocation of place of employment).

Accelerated Vesting under the Enova SERP and the Enova NQSP.

The Enova SERP provides that the vesting under the Enova SERP will be accelerated if there is a change-in-control or if the executive’s employment is terminated as a result of his or her job being eliminated. The Enova NQSP provides that the vesting of the unvested portion of Enova’s matching amounts contributed to a NEO’s Enova NQSP account will accelerate in the event of a change-in-control or if the executive’s employment is terminated as a result of death or disability or of his or her job being abolished.

Change-in-Control Definitions.

The CIC Agreement with Mr. Fisher, the CIC Agreements with our other NEOs, the RSU awards and stock option awards granted to our NEOs under the 2014 LTIP, the Enova SERP and the Enova NQSP each provide that a change-in-control is deemed to occur:

●

if any person or group acquires ownership of Enova stock that, together with all other Enova’s stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of Enova stock;

●	if, during any 12-month period, any person or group acquires ownership of Enova stock with at least 30% of the total voting power;
●	if, during any 12-month period, a majority of the Enova directors at the beginning of such period are replaced, other than in specific circumstances; or
●

if, during any 12-month period, any person or group acquires assets of Enova with an aggregate fair market value of at least 40% of the fair market value of all of Enova’s gross assets immediately prior to such acquisition or acquisitions.

Distribution of Nonqualified Deferred Compensation

Our NEOs are entitled to receive the vested amounts in their accounts under the Enova NQSP and the Enova SERP if their employment with us terminates. The last column in the Nonqualified Deferred Compensation Table reports each NEO’s aggregate balance at December 31, 2019 under each plan. Messrs. Chartier, Cunningham, Fisher and Rahilly were vested in 100%, 60%, 100% and 100%, respectively, in each of their Enova SERP balances at December 31, 2019. All of our NEOs who had balances in the Enova NQSP at December 31, 2019 were fully vested. The account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore, amounts that the NEO would actually receive would differ from those shown in the Nonqualified Deferred Compensation Table.

Potential Payments

The following tables and disclosures show the potential payments that could have been made to our NEOs, under our contracts, agreements, plans and arrangements, whether written or unwritten, in the event of a change-in-control or termination of employment, assuming such event occurred on December 31, 2019, based on the closing price of our common stock of $24.06 (as reported on the NYSE as of December 31, 2019).

David Fisher

	Retirement, Death or Disability ($)		Involuntary Termination Other than for Cause ($)		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control ($)
Severance	—		1,216,500	(1)	4,013,108	(2)
Short-term incentive compensation	—		—		989,000	(3)
Accelerated vesting of Restricted Unit Awards and stock options	—		—		6,859,628	(4)
Continued health benefits	—		30,664	(5)	40,885	(6)
Accrued & unused paid time off	96,696	(7)(8)	96,696	(7)(8)	96,696	(7)(8)
Outplacement benefits	—		—		50,000
Total	96,696		1,343,860		12,049,317

(1)

Includes 18 months’ base salary payable over an 18-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. Fisher was Chief Executive Officer as of December 31, 2019.

(2)

This amount is (a) two times Mr. Fisher’s base salary as of December 31, 2019 and (b) two times his actual annual bonus payment under the annual bonus plans in which he participated in the prior year that would be payable under the terms of the CIC Agreement with Mr. Fisher. To be paid as a lump sum cash payment.

(3)	This amount is the target award under the 2019 STI plan that would be payable under the terms of the CIC Agreement with Mr. Fisher.
(4)

This is the intrinsic value as of December 31, 2019 of (a) 48,986 RSUs granted to Mr. Fisher during 2017, (c) 63,291 RSUs granted to Mr. Fisher during 2018, (c) 102,610 RSUs granted to Mr. Fisher during 2019, (d) 125,722 stock options granted to Mr. Fisher during 2017, (e) 125,722 stock options granted to Mr. Fisher during 2018 and (f) 223,438 stock options granted to Mr. Fisher during 2019, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2019.

(5)	Consists of Employer COBRA Premiums to be paid over an 18-month period and Employer Supplemental Executive Health Care Premiums to be paid over an 18-month period.
(6)

Consists of Employer COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Employer COBRA Premium and (ii) 24 times the first monthly Employer Supplemental Executive Health Care Premium, paid in a lump sum cash payment.

(7)	Calculated based on Mr. Fisher’s salary at December 31, 2019. Assumes none of Mr. Fisher’s 248 hours of accrued paid time off available for the 2019 year had been used.
(8)	Under certain circumstances, Illinois, the state where Mr. Fisher is employed, requires payment of accrued and unused vacation.

Steven Cunningham

	Retirement, Death or Disability ($)		Involuntary Termination Other than for Cause ($)		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control ($)
Severance	—		367,500	(1)	1,021,234	(2)
Short-term incentive compensation	—		—		535,150	(3)
Accelerated vesting of Restricted Unit Awards and stock options	—		—		1,910,575	(4)
Accelerated vesting of SERP balance	—		—		78,103	(5)
Continued health benefits	—		13,998	(6)	18,664	(7)
Accrued & unused paid time off	53,712	(8)(9)	53,712	(8)(9)	53,712	(8)(9)
Outplacement benefits	—		—		25,000
Total	53,712		435,210		3,642,438

(1)

Includes nine months’ base salary payable over a nine-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. Cunningham was Chief Financial Officer as of December 31, 2019.

(2)

This amount is (a) Mr. Cunningham’s base salary as of December 31, 2019 and (b) his actual annual bonus payment under the annual bonus plans in which he participated in the prior year that would be payable under the terms of the CIC Agreement. To be paid as a lump sum cash payment.

(3)	This amount is (a) the target award under the 2019 STI plan that would be payable under the terms of the CIC Agreement with Mr. Cunningham.

(4)

This is the intrinsic value as of December 31, 2019 of (a) 15,624 RSUs granted to Mr. Cunningham during 2016, (b) 8,816 RSUs granted to Mr. Cunningham during 2017, (c) 11,169 RSUs granted to Mr. Cunningham during 2018, (d) 28,701 RSUs granted to Mr. Cunningham during 2019, (e) 13,182 stock options granted to Mr. Cunningham during 2017, (f) 22,194 stock options granted to Mr. Cunningham during 2018 and (g) 62,500 stock options granted to Mr. Cunningham during 2019, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2019.

(5)	Represents the unvested portion of Mr. Cunningham’s Enova SERP balance at December 31, 2019.
(6)	Consists of Employer COBRA Premiums to be paid over a nine-month period and Employer Supplemental Executive Health Care Premiums to be paid over a nine-month period.
(7)	Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(8)	Calculated based on Mr. Cunningham’s salary at December 31, 2019. Assumes none of Mr. Cunningham’s 208 hours of accrued paid time off available for the 2018 year had been used.
(9)	Under certain circumstances, Illinois, the state where Mr. Cunningham is employed, requires payment of accrued and unused vacation.

Kirk Chartier

	Retirement, Death or Disability ($)		Involuntary Termination Other than for Cause ($)		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control ($)
Severance	—		415,000	(1)	856,541	(2)
Short-term incentive compensation	—		—		300,668	(3)
Accelerated vesting of Restricted Unit Awards and stock options	—		—		1,722,607	(4)
Continued health benefits	—		21,198	(5)	21,198	(6)
Accrued & unused paid time off	49,481	(7)(8)	49,481	(7)(8)	49,481	(7)(8)
Outplacement benefits	—		—		25,000
Total	49,481		485,679		2,975,495

(1)

Includes twelve months’ base salary payable over a twelve-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. Chartier was Chief Marketing Officer as of December 31, 2019.

(2)

This amount is (a) Mr. Chartier’s base salary as of December 31, 2019 and (b) his actual annual bonus payment under the annual bonus plans in which he participated in the prior year that would be payable under the terms of the CIC Agreement. To be paid as a lump sum cash payment.

(3)	This amount is the target award under the 2019 STI plan that would be payable under the terms of the CIC Agreement with Mr. Chartier.
(4)

This is the intrinsic value as of December 31, 2019 of (a) 13,872 RSUs granted to Mr. Chartier during 2017, (b) 15,375 RSUs granted to Mr. Chartier during 2018, (c) 24,308 RSUs granted to Mr. Chartier during 2018, (d) 20,379 stock options granted to Mr. Chartier during 2017, (f) 30,546 stock options granted to Mr. Chartier during 2018 and (g) 52,933 stock options granted to Mr. Chartier during 2019, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2019.

(5)	Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.

(6)	Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(7)	Calculated based on Mr. Chartier’s salary at December 31, 2019. Assumes none of Mr. Chartier’s 248 hours of accrued paid time off available for the 2019 year had been used.
(8)	Under certain circumstances, Illinois, the state where Mr. Chartier is employed, requires payment of accrued and unused vacation.

Sean Rahilly

	Retirement, Death or Disability ($)		Involuntary Termination Other than for Cause ($)		Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason Following a Change-in-Control ($)
Severance	—		182,500	(1)	612,986	(2)
Short-term incentive compensation	—		—		210,788	(3)
Accelerated vesting of Restricted Unit Awards and stock options	—		—		865,143	(4)
Continued health benefits	—		6,221	(5)	12,442	(6)
Accrued & unused paid time off	43,519	(7)(8)	43,519	(7)(8)	43,519	(7)(8)
Outplacement benefits	—		—		25,000
Total	43,519		232,240		1,769,878

(1)

Includes six months’ base salary payable over a six-month period following termination that would be payable under the terms of our Severance Pay Plan. Mr. Rahilly was General Counsel, Chief Compliance Officer & Secretary as of December 31, 2019.

(2)

This amount is (a) Mr. Rahilly’s base salary as of December 31, 2019 and (b) his actual annual bonus payment under the annual bonus plans in which he participated in the prior year that would be payable under the terms of the CIC Agreement. To be paid as a lump sum cash payment.

(3)	This amount is the target award under the 2019 STI plan that would be payable under the terms of the CIC Agreement with Mr. Rahilly.
(4)

This is the intrinsic value as of December 31, 2019 of (a) 5,574 RSUs granted to Mr. Rahilly during 2017, (b) 12,151 RSUs granted to Mr. Rahilly during 2018, (c) 10,690 RSUs granted to Mr. Rahilly during 2019, (d) 8,333 stock options granted to Mr. Rahilly during 2017, (e) 12,772 stock options granted to Mr. Rahilly during 2018 and (f) 23,278 stock options granted to Mr. Rahilly during 2019, all of which were granted under the 2014 LTIP and were unvested as of December 31, 2018.

(5)	Consists of Employer COBRA Premiums to be paid over a six-month period and Employer Supplemental Executive Health Care Premiums to be paid over a six-month period.
(6)	Consists of Employer COBRA Premiums to be paid over a twelve-month period and Employer Supplemental Executive Health Care Premiums to be paid over a twelve-month period.
(7)	Calculated based on Mr. Rahilly’s salary at December 31, 2019. Assumes none of Mr. Rahilly’s 248 hours of accrued paid time off available for the 2019 year had been used.
(8)	Under certain circumstances, Illinois, the state where Mr. Rahilly is employed, requires payment of accrued and unused vacation.

CEO Pay Ratio

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC adopted a rule requiring public companies to disclose in their annual proxy statements the ratio of the annual total compensation of the chief executive officer to the median employee’s annual total compensation.

For 2019, we continued to exclude international employees from our determination of the median employee, as they represented less than 5% of the total employee population of 1,213. The employee population after the exclusion of 13 employees located in Brazil was 1,200. We determined there has been no change in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure. Our 2018 median employee, a collections specialist, served as our median employee for 2019.

We then calculated the median employee’s total annual compensation in the same manner that was used in the summary compensation table for our named executive officers, including our CEO, by considering base salary, bonuses and 401(k) employer matching contributions.

Based on this methodology, for 2019, the total annual compensation was $7,229,908 for our CEO and $52,357 for our median employee, resulting in a ratio of CEO pay to our median employee pay of 138 to 1.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019 for our compensation plans under which equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights ($/sh)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	3,372,259	10.94	6,438,286
Equity compensation plans not approved by security holders	—	—	—
Total	3,372,259	10.94	6,438,286

(1)	The 2014 LTIP is the only existing equity plan of the Company.

Audit Committee Report

The Audit Committee (the Committee) oversees our accounting and financial reporting process on behalf of the Board. The Committee is composed of four independent directors (as defined by the NYSE Listing Rules), met five times in 2019 and operates under a written charter adopted by the Board in November 2016, which is available on the Committee Charters page of our website at www.enova.com. As provided in the Charter, the Committee’s responsibilities include overseeing the quality and integrity of our financial reporting, including our systems of disclosure controls and procedures and internal controls, the qualifications and independence of our external auditors and the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the Annual Report on Form 10-K for the year ended December 31, 2019 with management, including a discussion of the quality and the acceptability of our financial reporting and controls as of and for the year ended December 31, 2019.

The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality and acceptability of our financial reporting, the effectiveness of the Company’s internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of issued by the Public Company Accounting Oversight Board and the SEC.

The Committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of Public Company Accounting Oversight Board. The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining its independence.

The Committee also discussed with our internal audit manager and the internal audit team and our independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal audit manager and internal audit team and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Committee also meets in executive session separately with the internal audit manager and internal audit team, our independent registered public accounting firm and Company management at least annually.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2020 fiscal year.

Ellen Carnahan, Chairman

William M. Goodyear

James A. Gray

Mark P. McGowan

Audit and Non-Audit Fees

The following fees were billed for professional audit services and other services rendered to Enova by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2019 and 2018:

	2019	2018
Audit fees (1)	$1,856,267	$1,635,000
Audit-related fees (2)	70,000	86,400
Tax fees	—	—
All other fees (3)	4,905	4,905
Total	$1,931,172	$1,726,305

(1)

Audit fees consist of fees billed for professional services rendered for the audit of Enova’s consolidated financial statements included in Enova’s Annual Report on Form 10-K and for the review of the financial statements included in Enova’s Quarterly Reports on Form 10-Q, as well as services that generally only Enova’s independent registered public accounting firm can reasonably provide, including services rendered in connection with SEC filings.

(2)	Audit-related fees consist of services provided in connection with our securitization facilities.
(3)	Other fees consist of amounts paid for technical publications and subscriptions.

Our Audit Committee must pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for us (except for items exempt from pre-approval requirements under applicable laws and rules). Our Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services provided are within the parameters that have been approved. The Audit Committee has delegated to the Chair of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that a need arises for pre-approval between regular audit committee meetings. If the Chair of the Audit Committee so approves any such engagements, he will report that approval to the full Audit Committee at the next Audit Committee meeting. Our Audit Committee approved all of the audit and non-audit services and related fees for 2018 in accordance with the policy set forth above.

The Audit Committee determined that the level of PricewaterhouseCoopers LLP’s fees for providing audit-related services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Certain Relationships and Related Transactions

Procedures for Approval of Related Person Transactions

Our written related person transaction policy governs the review of any transaction, or series of transactions, with us (or any subsidiaries) involving amounts greater than $60,000 in which a director, director nominee, executive officer, 5% stockholder, members of their immediate families, or any entity of which any such person or any member of their immediate family is an officer, director, partner, principal or 5% stockholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover transactions, or series of transactions, that involve (i) compensation arrangements of any executive officer, if such arrangements have been approved by the Board or one of its committees, (ii) less than $60,000, (iii) rates or charges that are determined by competitive bids, (iv) the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (v) services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services. The policy also does not cover transactions, or series of transactions, that arise solely from the ownership of a class of our equity securities if all holders of that class of our equity securities received the same benefit on a pro rata basis.

The Nominating and Corporate Governance Committee, or another committee of the Board comprised of at least three independent directors who are not involved in the transaction, must approve, ratify or refer to the full Board related person transactions involving amounts from $60,000 to $120,000. For transactions involving amounts greater than $120,000, the Nominating and Corporate Governance Committee, or such other committee that has reviewed the transaction, will make a recommendation to the full Board concerning such related person transaction and the full Board will then ratify, approve or disapprove of such transaction. A director may not participate in the review or approval of any transaction involving himself or herself or any of his or her affiliates or family members. In addition, if stockholder approval is required under the NYSE rules, our articles of incorporation or applicable law for any related person transaction, our related person transaction policy requires us to seek stockholder approval for such transaction.

If it is impractical or undesirable to wait until a committee or Board meeting to consummate a related person transaction involving amounts from $60,000 to $120,000, the Nominating and Corporate Governance Committee chair may review and approve the transaction pursuant to the criteria set forth in the related person transaction policy. Another Nominating and Corporate Governance Committee member may review and approve the transaction if the chair is unavailable or if he or she, a family member or an affiliate of his or hers is a party to the transaction. Such approval will be reported to the Board at its next regularly scheduled meeting.

PROPOSAL 2 ADVISORY PROPOSAL ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and in accordance with SEC rules, we are asking stockholders to approve, on a non-binding advisory basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.

This advisory vote is not intended to address any specific element of executive compensation, but is instead intended to address the overall compensation of our NEOs as disclosed in this proxy statement.

Executive compensation is an important issue for our stockholders. As described in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee is responsible for establishing and implementing our executive compensation philosophy and practices. The Compensation Committee has adopted an executive compensation program that supports our near- and long-term strategic objectives by attracting and retaining high caliber executives tasked with achieving continuous improvement in our operating results and motivating executives to achieve high levels of performance without excessive risk taking. Our Compensation Committee believes our executive officers should be compensated competitively consistent with our strategy, sound corporate governance principles, our particular circumstances and stockholders’ interests.

We urge you to read the Compensation Discussion and Analysis and the Summary Compensation Table and related compensation tables and narrative included in this proxy statement, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our NEOs.

Effect of the Proposal

This advisory resolution, commonly referred to as a say-on-pay resolution, is not binding on us, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or the Compensation Committee. However, because we highly value the opinions of our Stockholders, our Board and Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020. PricewaterhouseCoopers LLP has confirmed to the Audit Committee that they are independent accountants with respect to us.

Our Board is submitting the Audit Committee’s appointment of our independent auditor for ratification by our stockholders at the Annual Meeting. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Effect of the Proposal

Although stockholder ratification is not required, if stockholders do not ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020, the Audit Committee will reconsider the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3

Other Matters

Our Board does not intend to bring any other business before the Annual Meeting and is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed form of proxy to vote in accordance with their best judgment.

ENOVA INTERNATIONAL, INC. 175 WEST JACKSON BLVD. CHICAGO, ILLINOIS 60604

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 11, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

 VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 11, 2020. Have your proxy card in hand when you call and then follow the instructions.

 VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your signed and dated proxy card by 11:59 P.M. Eastern Time on May 11, 2020 in order to be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E99526-P36166                 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.            DETACH AND RETURN THIS PORTION ONLY

ENOVA INTERNATIONAL INC.
The Board of Directors of Enova International, Inc. (the “Company”) recommends a vote FOR all director nominees listed below and FOR proposals 2 and 3. All matters are proposed by the Company.

1.Election of Directors (term expires 2021)
Nominees	For	Withhold	Abstain			For	Withhold	Abstain
1a. Ellen Carnahan	☐	☐	☐		1g. Mark P. McGowan	☐	☐	☐
1b. Daniel R. Feehan	☐	☐	☐		1h. Mark A. Tebbe	☐	☐	☐
1c. David Fisher	☐	☐	☐			For	Against	Abstain
1d. William M. Goodyear	☐	☐	☐	2.	A non-binding advisory vote to approve the compensation paid to the Company’s named executive officers.	☐	☐	☐
1e. James A. Gray	☐	☐	☐	3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020.	☐	☐	☐
1f. Gregg A. Kaplan	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
Please indicate if you plan to attend this meeting.	☐ Yes	☐ No			NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

			Date				Date
Signature [PLEASE SIGN WITHIN BOX]					Signature (Joint Owners)

Website available 24 hours a day, 7 days a week

Reminder: Electronic Voting is also available.

You may vote these shares by telephone or over the Internet.

Voting electronically is quick, easy, and also saves the Company money.

Just follow the instructions on your Proxy Card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on May 12, 2020:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E99527-P36166

ENOVA INTERNATIONAL, INC. PROXY ANNUAL MEETING OF STOCKHOLDERS, MAY 12, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Fisher and Sean Rahilly, and each of them, with full power of substitution, Proxies of the undersigned to vote all shares of Common Stock of Enova International, Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Enova International, Inc., to be held at 175 West Jackson Blvd., Chicago, Illinois 60604 on the 22nd floor, Policy Center, on May 12, 2020 at 9:30 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of Enova International, Inc. and the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the other side)